UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PALO ALTO NETWORKS, INC.

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PALO ALTO NETWORKS, INC.

3000 TANNERY WAY

SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Standard Time on Wednesday, December 9, 2020

Dear Stockholders of Palo Alto Networks, Inc.:

The 2020 annual meeting of stockholders and any postponements, adjournments or continuations thereof (the “Annual Meeting”) of Palo Alto Networks, Inc., a Delaware corporation, will be held virtually on Wednesday, December 9, 2020 at 10:00 a.m. Pacific Standard Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class III directors named in the accompanying proxy statement to serve until our 2023 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2021;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To transact any and all such other business that may properly come before the Annual Meeting.

This year’s Annual Meeting of Stockholders will be a virtual meeting conducted via a live webcast. You will be able to listen to the Annual Meeting of Stockholders, submit your questions, and vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/PANW2020 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials.

Our board of directors has fixed the close of business on October 13, 2020 as the record date for the Annual Meeting. Only stockholders of record on October 13, 2020 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about October 20, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary of the Annual Meeting will convene the meeting at 4:00 p.m. Pacific Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at https://investors.paloaltonetworks.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented.

We appreciate your continued support of Palo Alto Networks, Inc. and look forward to receiving your proxy.

By order of the Board of Directors,

Nikesh Arora

Chairman and Chief Executive Officer

Santa Clara, California

October 20, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON DECEMBER 9, 2020:

THE NOTICE OF 2020 ANNUAL STOCKHOLDERS’ MEETING AND PROXY STATEMENT AND THE 2020 ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT WWW.PROXYVOTE.COM.

PALO ALTO NETWORKS, INC.

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Standard Time on Wednesday, December 9, 2020

This proxy statement and your proxy card are furnished in connection with the solicitation of proxies by our board of directors for use in connection with the 2020 annual meeting of stockholders of Palo Alto Networks, Inc. (“Palo Alto Networks” or our “company”), a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually on Wednesday, December 9, 2020 at 10:00 a.m. Pacific Standard Time. You can attend the Annual Meeting by accessing it online at www.virtualshareholdermeeting.com/PANW2020 where you will be able to listen to the meeting live, submit questions, and vote online. Beginning on or about October 20, 2020, a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our fiscal year 2020 Annual Report to Stockholders on Form 10-K (together, the “proxy materials”) is being mailed to our stockholders. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

Why are you holding a virtual meeting and how can stockholders attend?

We have adopted a virtual meeting format for our Annual Meeting this year to protect our stockholders and employees in light of the ongoing coronavirus (COVID-19) pandemic. In addition, a virtual meeting format will provide a consistent experience to all stockholders regardless of geographic location and enhance stockholder access and engagement. To participate in our virtual Annual Meeting, including to vote, ask questions and to view the list of registered stockholders as of the record date during the meeting, visit www.virtualshareholdermeeting.com/PANW2020 with your 16-digit control number included in the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.

How can I ask questions during the Annual Meeting?

The virtual format allows stockholders to communicate with us during the Annual Meeting so they can ask questions of our board of directors or management. Stockholder questions may be submitted in the field provided in the web portal during the Annual Meeting for consideration. Detailed guidelines for submitting written questions during the Annual Meeting are available at http://www.virtualshareholdermeeting.com/PANW2020. You can also submit questions in advance of the Annual Meeting by visiting www.proxyvote.com. We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

What can I do if I need technical assistance during the Annual Meeting?

If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet, prior to the virtual Annual Meeting at http://www.proxyvote.com, 24 hours a day, seven days a week (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Standard Time, on December 8, 2020 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card so it is received prior to the Annual Meeting (if you received printed proxy materials); or

•	by attending and voting during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PANW2020. Please have your 16-digit control number to join the virtual Annual Meeting.

Even if you plan to attend the virtual Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares online at the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Palo Alto Networks, in writing, at the address listed on the front page of this proxy statement; or

•	attending and voting online during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PANW2020. Please have your 16-digit control number to join the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote or revoke your proxy.

What matters am I voting on?

You will be voting on:

•	the election of three Class III directors to serve until our 2023 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2021;

•	a proposal to approve, on an advisory basis, the compensation of our named executive officers; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Nikesh Arora, Carl Eschenbach and Lorraine Twohill as Class III directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2021; and

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” such nominees are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2021 requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the virtual Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our board of directors values stockholders’ opinions. The compensation committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

Who is entitled to vote?

Holders of our common stock as of the close of business on October 13, 2020 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, 94,965,216 shares of our common stock were outstanding and entitled to vote. For each proposal at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the Record Date. Stockholders may not cumulate votes in the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, or to vote online, by telephone or virtually at the virtual Annual Meeting as described above. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to participate in and vote online at the Annual Meeting; however, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock virtually at the virtual Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When a proxy card is properly dated, executed and returned, the shares represented by such proxies will be voted at the virtual Annual Meeting in accordance with the instruction of the stockholder. If a proxy card is signed, but no specific instructions are given, the shares represented by such proxy card will be voted in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares subject to proxies. If the Annual Meeting is adjourned, the proxy holders can vote your shares subject to proxies when the Annual Meeting is rescheduled, unless you have properly revoked your proxy instructions, as described above.

Why did I receive the Notice instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about October 20, 2020 to all stockholders entitled to vote at the virtual Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What is a quorum?

A quorum is the minimum number of shares required to be present for the virtual Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the virtual Annual Meeting will constitute a quorum at the virtual Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote shares held in street name on a particular matter in the absence of instructions from the beneficial owner of such shares (“broker non-vote”). See the question below titled “How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?” The shares of our common stock subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or a broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds your shares of our common stock. In addition to using the internet, our directors, officers and employees may solicit proxies in person and by mail, telephone, facsimile, or electronic transmission, for which they will not receive any additional compensation. We have retained Saratoga Proxy Consulting LLC to assist us in soliciting proxies for a fee of approximately $7,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?

Brokerage firms, banks or other nominees holding shares of our common stock in street name for beneficial owners are generally required to vote such shares in the manner directed by the beneficial owner. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2021. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Palo Alto Networks or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our board of directors.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary voting results and will provide the final voting results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice, and if applicable, our proxy materials, to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders sharing the same address. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate copies of the Notice, or if applicable, our proxy materials. Upon written or oral request, we will deliver promptly separate copies of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice or, if applicable, our proxy materials, stockholders may contact us at the following: Palo Alto Networks, Inc., Attention: Investor Relations, 3000 Tannery Way, Santa Clara, California 95054 or Tel: (408) 753-4000.

Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than June 22, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Palo Alto Networks, Inc., Attention: Corporate Secretary, 3000 Tannery Way, Santa Clara, California 95054.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2021 annual meeting of stockholders, our Corporate Secretary must receive the proper written notice at our principal executive offices:

•	not earlier than the close of business on August 6, 2021; and

•	not later than the close of business on September 5, 2021.

In the event that we hold our 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation and Nomination of Director Candidates

You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include, among other requirements, information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors, and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders or a group of stockholders that wish to nominate one or more directors for election at an annual meeting of stockholders to submit such request pursuant to our company’s proxy access bylaw provision. To nominate a director, the stockholder must provide the information required by the proxy access provision of our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary at our principal executive offices:

•	not earlier than the close of business on May 23, 2021; and

•	not later than the close of business on June 22, 2021.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of eleven members. Eight of our directors are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”) and SEC rules and regulations. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

On October 13, 2020, Daniel J. Warmenhoven, one of our Class III directors, informed us that he is not standing for re-election at the Annual Meeting. We thank Mr. Warmenhoven for his service to our company and board of directors.

The names and certain other information as of October 20, 2020 for each of the nominees for election as a director, and for each of the continuing and non-continuing members of the board of directors are set forth below.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Nikesh Arora	III	52	Chairman and Chief Executive Officer	2018	2020	2023
Carl Eschenbach (1)	III	53	Director	2013	2020	2023
Lorraine Twohill (1) (2)	III	49	Director	2019	2020	2023

Continuing Directors
John M. Donovan (1) (2) (3) (4)	I	60	Director	2012	2021	—
Mary Pat McCarthy (3)	I	65	Director	2016	2021	—
Rt Hon Sir John Key (1) (3)	I	59	Director	2019	2021	—
Nir Zuk	I	49	Director and Chief Technology Officer	2005	2021	—
Asheem Chandna (2)	II	56	Director	2005	2022	—
James J. Goetz (3)	II	54	Director	2005	2022	—
Mark D. McLaughlin	II	54	Vice Chairman	2011	2022	—

Non-Continuing Directors
Daniel J. Warmenhoven (2)	III	69	Director	2012	2020	—

(1)	Member of our compensation committee
(2)	Member of our nominating and corporate governance committee
(3)	Member of our audit committee
(4)	Lead Independent Director

Nominees for Director

Nikesh Arora has served as the Chairman of our board of directors and Chief Executive Officer since June 2018. Prior to joining us, from 2016 through 2018 Mr. Arora was an angel investor and from June 2016 through December 2017, Mr. Arora served as an advisor to SoftBank Group Corp., a multinational conglomerate company (“SoftBank”). From July 2015 through June 2016, Mr. Arora served as president and chief operating officer of SoftBank and from July 2014 through June 2015, Mr. Arora served as vice chairman and chief executive officer of SoftBank Internet and Media, a subsidiary of SoftBank. Prior to SoftBank, from December 2004 through July 2014, Mr. Arora held multiple senior leadership operating roles at Google, Inc., including serving as senior vice president and chief business officer, from January 2011 to June 2014. Mr. Arora also serves on the board of Compagnie Financiere Richemont S.A., a public Switzerland-based luxury goods holding company and is an advisor to Zoom Video Communications, Inc., a video communications company. Mr. Arora previously served on the boards of Sprint Corp., a communications services company, from November 2014 to June 2016, Colgate-Palmolive Company, a worldwide consumer products company focused on the production, distribution and provision of household, health care and personal care products, from March 2012 to September 2014, SoftBank from 2014 to 2016, and Yahoo! Japan, an internet company, from 2015 to 2016. Mr. Arora holds an M.S. in Business Administration from Northeastern University, an M.S. in Finance from Boston College, and a B.Tech in electrical engineering from the Institute of Technology at Banaras Hindu University. Mr. Arora was chosen to serve on our board of directors due to his extensive experience scaling technology businesses and executive leadership at leading edge technology companies.

Carl Eschenbach has served as a member of our board of directors since May 2013. Mr. Eschenbach has been a general partner at Sequoia Capital Operations, LLC, a venture capital firm, since April 2016. Prior to joining Sequoia Capital Operations, LLC, Mr. Eschenbach served as Chief Operating Officer and President of VMware, Inc., a provider of cloud and virtualization software and services, a role he held from December 2012 to February 2016. Mr. Eschenbach previously served as VMware’s President and Chief Operating Officer from April 2012 to December 2012, as VMware’s Co-President, Customer Operations from January 2011 to April 2012 and as VMware’s Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, he was Vice President of North America Sales at Inktomi from 2000 to 2002. Mr. Eschenbach also held various sales management positions with 3Com Corporation, Lucent Technologies Inc. and EMC. Mr. Eschenbach also serves on the board of directors of Zoom Video Communications, Inc., a video communications company, Workday, Inc., an on-demand financial management and human capital management software vendor and Snowflake Inc., a cloud data platform company. Mr. Eschenbach received an electronics technician diploma from DeVry University. Mr. Eschenbach was selected to serve on our board of directors because of his extensive experience in the technology industry and his previous public company management experience.

Lorraine Twohill has served as a member of our board of directors since April 2019. Ms. Twohill currently serves as Google LLC’s (formerly Google, Inc.) Chief Marketing Officer, a position she has held since June 2009. From July 2003 until June 2009, Ms. Twohill served as Google’s Head of Marketing Europe, Middle East and Africa. Ms. Twohill previously served on the board of directors of Williams-Sonoma, Inc., a consumer retail company that sells kitchenwares and home furnishings, from January 2012 until May 2017. Ms. Twohill holds joint honors degrees in International Marketing and Languages from Dublin City University. Ms. Twohill was selected to serve on our board of directors due to her extensive marketing knowledge, with over 25 years of experience, and her strong insight into brand management and global issues.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Ms. Twohill and Messrs. Arora and Eschenbach. We expect that each of Ms. Twohill and Messrs. Arora and Eschenbach will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your shares will not be voted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Asheem Chandna has served as a member of our board of directors since April 2005. Mr. Chandna has been a Partner at Greylock Partners, a venture capital firm, since September 2003, where he focuses on investments in enterprise IT, including security products. From April 2003 to June 2013, Mr. Chandna was a director of Imperva, Inc., a provider of cyber security solutions. From April 1996 to December 2002, Mr. Chandna was Vice President, Business Development and Product Management at Check Point Software. Mr. Chandna currently serves on the board of directors of a number of privately held companies. Mr. Chandna holds a B.S. in Electrical Engineering and an M.S. in Computer Engineering from Case Western Reserve University. Mr. Chandna was selected to serve on our board of directors because of his specific professional experience with Internet security products, his extensive background with enterprise IT companies, and his public and private company board experience.

John M. Donovan has served as a member of our board of directors since September 2012. Mr. Donovan, now retired, worked at AT&T Inc., a provider of telecommunication services, since April 2008, first as Chief Technology Officer and subsequently as Chief Executive Officer—AT&T Communications until his resignation, effective October 1, 2019. From November 2006 to April 2008, Mr. Donovan was Executive Vice President of Product, Sales, Marketing and Operations at Verisign. From November 2000 to November 2006, Mr. Donovan served as Chairman and CEO of inCode Telecom Group Inc., a provider of strategy and consulting services to the telecommunications industry. Prior to joining inCode, Mr. Donovan was a Partner with Deloitte Consulting where he was the Americas industry practice director for telecommunications. Mr. Donovan holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from the University of Minnesota. Mr. Donovan was selected to serve on our board of directors because of his extensive experience in the telecommunications industry.

James J. Goetz has served as a member of our board of directors since April 2005. Mr. Goetz has been a managing member of Sequoia Capital Operations, LLC, a venture capital firm, since June 2004, where he focuses on cloud, mobile, and enterprise companies. Mr. Goetz currently serves on the board of directors of Intel Corporation and several privately held companies. Mr. Goetz has previously served on the boards of directors of Barracuda Networks, Inc., a data security and storage company from 2009 to 2017, Nimble Storage, Inc., a data storage company, from 2007 to 2017, Jive Software, Inc., a provider of social business software, from 2007 until 2015, and Ruckus Wireless, Inc., a manufacturer of wireless (Wi-Fi) networking equipment, from 2012 until 2015. Mr. Goetz holds an M.S. in Electrical Engineering with a concentration in Computer Networking from Stanford University and a B.S. in Electrical Engineering with a concentration in Computer Engineering from the University of Cincinnati. Mr. Goetz was selected to serve on our board of directors because of his deep experience with the venture capital industry and providing guidance and counsel to a wide variety of Internet and technology companies.

Right Honorable Sir John Key has served as a member of our board of directors since April 2019. Sir John was a Member of Parliament for Helensville in New Zealand until April 2017. Sir John served as Prime Minister of New Zealand from November 2008 to December 2016 having commenced his political career as a Member of Parliament for Helensville in July 2002. Prior to his political career, he had a nearly twenty-year career in international finance, primarily for Bankers Trust of New Zealand and Merrill Lynch in Singapore, London and Sydney. Sir John serves as the chairman and member of the board of directors of ANZ Bank New Zealand Ltd and is a member of the board of directors of the parent Australia & New Zealand Banking Group Ltd, a public bank that provides various banking and financial products and services and also serves on the board of directors of several privately held companies. He previously served on the board of directors of Air New Zealand Limited, a public airline, from 2017 to 2020. Sir John has a Bachelor of Commerce in Accounting from the University of Canterbury. Sir John was selected to serve on our board of directors due, in part, to his extensive background in foreign affairs and his career in investment banking and finance.

Mary Pat McCarthy has served as a member of our board of directors since October 2016. Ms. McCarthy, now retired, served as Vice Chair of KPMG LLP, the U.S. member firm of the global audit, tax and advisory services firm, until 2011 after attaining such position in 1998. She joined KPMG LLP in 1977 and became a partner in 1987. She held numerous senior leadership positions in the firm, including Executive Director of the KPMG Audit Committee Institute from 2008 to 2011, Leader of the KPMG Client Care Program from 2007 to 2008, U.S. Leader, Industries and Markets from 2005 to 2006, and Global Leader, Information, Communication and Entertainment Practice from 1998 to 2004. Ms. McCarthy also served on KPMG’s Management and Operations Committees. Ms. McCarthy earned a Bachelor of Science degree in Business Administration from Creighton University and completed the University of Pennsylvania Wharton School’s KPMG International Development Program. Ms. McCarthy serves as a director of Micron Technology, Inc., a producer of semiconductor devices and previously served on the board of directors of Mutual of Omaha, an insurance company, from 2012 to 2018 and Andeavor Corporation (formerly Tesoro Corporation), a global energy corporation from 2012 to 2018. Ms. McCarthy was selected to serve on our board of directors due, in part, to her background as the former chairperson of the Audit Committee of each of Andeavor Corporation and Mutual of Omaha and her financial and accounting expertise from her prior extensive experience as the Vice Chair of KPMG LLP.

Mark D. McLaughlin has served as our Vice Chairman since June 2018, and has been a member of our board of our directors since August 2011. During that period, from April 2012 until June 2018 he served as Chairman of our board of directors. Mr. McLaughlin served as our Chief Executive Officer from August 2011 until June 2018 and also served as President from August 2011 through August 2016. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin currently serves on, and is the Chairman of, the board of directors of Qualcomm, Inc., a global semiconductor company that designs and markets wireless telecommunications products and services, and previously served on the board of directors of Opower, Inc., a provider of cloud based software to the utility industry, from 2013 to 2016. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law. Mr. McLaughlin was selected to serve on our board of directors because of the perspective and experience he brings as our former Chief Executive Officer and his extensive background in the technology industry.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper Networks, Inc., a supplier of network infrastructure products and services. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics. Mr. Zuk was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with network security companies.

Non-Continuing Directors

Daniel J. Warmenhoven, now retired, has served as a member of our board of directors since March 2012. From October 1994 to August 2009, Mr. Warmenhoven was Chief Executive Officer at NetApp, Inc., a provider of hybrid cloud data services and data management, and on their board of directors as Executive Chairman from August 2009 through September 2014. Mr. Warmenhoven is a director on the board of Bechtel Group, Inc. and Cohesity, Inc. Mr. Warmenhoven previously served on the board of directors of Aruba Networks, a vendor of data networking solutions from July 2006 to May 2015. Mr. Warmenhoven holds a B.S. degree in Electrical Engineering from Princeton University. Mr. Warmenhoven was selected to serve on our board of directors because of his extensive experience in the technology industry and his public company management and board experience.

Director Independence

Our common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a material relationship with the listed company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing standards of the NYSE. In order to be considered independent for purposes of Rule 10A-3, a member of a listed company’s audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE. In order for a member of a listed company’s compensation committee to be considered independent for purposes of the listing standards of the NYSE, the listed company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the listed company to such director; and (2) whether such director is affiliated with the listed company, a subsidiary of the listed company, or an affiliate of a subsidiary of the listed company.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that each of Mses. McCarthy and Twohill and each of Messrs. Chandna, Donovan, Eschenbach, Goetz, Warmenhoven and the Rt Hon Sir John Key do not have a material relationship with our company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Since the beginning of our last fiscal year through October 15, 2020, we have sold, both directly and through our channel partners, an aggregate of approximately $55.9 million, $1.4 million, $21.8 million, and $0.1 million of products and services to AT&T Inc. (“AT&T”), Anaplan, Inc. (“Anaplan”), Google, Inc., and Sequoia Capital Operations, LLC (“Sequoia”), respectively, in arm’s length transactions. In addition, since the beginning of our last fiscal year through October 15, 2020, we have purchased an aggregate of approximately $0.6 million and $119.1 million of Anaplan and Google, Inc. products and services respectively, in arm’s length transactions.

We entered into these commercial dealings in the ordinary course of our business. In making the determinations as to which members of our board of directors are independent, our board of directors considered the fact that (1) Mr. Donovan was an executive officer of AT&T until October 1, 2019, (2) Ms. Twohill is an executive at Google, and (3) Mr. Eschenbach is a partner and Mr. Goetz is a member at Sequoia. In reviewing these relationships, our board of directors determined these current or former relationships in the case of Mr. Donovan, respectively, do not impede the ability of Messrs. Donovan, Eschenbach or Goetz or Ms. Twohill to act independently on our behalf and on behalf of our stockholders.

Additionally, none of Ms. Twohill or Messrs. Donovan, Eschenbach or Goetz take or took part in the discussions of transactions with AT&T, Google, or Sequoia, as applicable, when such transactions were reviewed by our audit committee or board of directors. AT&T’s purchases of our products and services, both directly and through our channel partners, which totaled $55.9 million since the beginning of our last fiscal year through October 15, 2020, are not material to either us or AT&T. All transactions with AT&T, Google and Sequoia are subject to our rigorous related party transactions review process and policy.

Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors is free to choose its chairperson (the “Chair”) based on the board of directors’ view of what is in the best interest of Palo Alto Networks and its stockholders. The Chair and Chief Executive may, but need not be, the same person. Mr. McLaughlin served as our Chair and Chief Executive Officer until June 2018 when he resigned as Chief Executive Officer and became Vice Chairman of our board of directors. In June 2018, Mr. Arora was hired as our Chief Executive Officer to replace Mr. McLaughlin and was unanimously appointed as our Chair.

Our board of directors believes that our board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing our board of directors and management to benefit from each of Mr. McLaughlin’s and Mr. Arora’s leadership and years of experience as executives in the technology industry. Based on Mr. Arora’s executive experience in the technology industry, as well as his management capabilities and leadership experience, our board of directors believes Mr. Arora is the director most capable of effectively identifying strategic priorities, leading critical discussion and guiding the formulation of our strategy and business plans as Chair. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Arora’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a Lead Independent Director at any time when our Chief Executive Officer serves as the Chair of our board of directors or if our Chair is not otherwise independent. Because our Chief Executive Officer, Mr. Arora, serves as our Chair, our board of directors selected Mr. Donovan to serve as our Lead Independent Director. As our Lead Independent Director, Mr. Donovan presides over periodic meetings of our independent directors, serves as a liaison between our Chair and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Effectiveness; Director Assessment; Board Education

It is important that our board of directors and its committees are performing effectively and in the best interest of Palo Alto Networks and its stockholders. Our board of directors performs an annual self-assessment, overseen by the nominating and corporate governance committee, to evaluate its effectiveness in fulfilling its obligations. Directors are sent questions by our outside legal counsel covering board of directors, committee, self and peer performance. Our outside legal counsel then interviews each director to obtain his or her assessment of the effectiveness of our board of directors and committees, as well as director performance and board of directors’ dynamics, summarizes these individual assessments for discussion with the board of directors and committees, and leads a discussion with the nominating and corporate governance committee and the board of directors. The board of directors then takes such further action as it deems appropriate. In addition, we encourage directors to participate in continuing education programs focused on our business and industry, committee roles and responsibilities, and legal and ethical responsibilities of directors and we reimburse directors for their expenses associated with this participation. We also encourage our directors to attend Palo Alto Networks events such as our annual Ignite conference. Continuing director education is also provided during board meetings and other board discussions as part of the formal meetings and may include internally developed materials and presentations as well as programs presented by third parties.

Board Meetings and Committees

During our fiscal year ended July 31, 2020, the board of directors held seven meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member, except Mr. Eschenbach, who attended 67% of the meetings.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Ten of our eleven directors at the time attended our 2019 Annual Meeting of Stockholders, either telephonically or in person.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Directors serve on these committees until their resignation or until otherwise determined by our board of directors. All of the directors on the standing committees of our board of directors are independent, and each of these committees is led by a committee chairperson.

Audit Committee

Our audit committee consists of Ms. McCarthy, Messrs. Donovan and Goetz, and the Rt Hon Sir John Key, with Ms. McCarthy serving as the chair.

The composition of our audit committee meets the requirements for independence for audit committee members under the listing standards of the NYSE and the rules and regulations of the SEC. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our board of directors has determined that Ms. McCarthy is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm, including leading the review and selection of the lead audit engagement partner;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•

reviewing and participating in the selection of our chief audit executive and periodically reviewing the activities and reports of the internal audit function and any major issues encountered in the course of the internal audit function’s work;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;

•	reviewing and approving or ratifying any proposed related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at http://investors.paloaltonetworks.com. During our fiscal year ended July 31, 2020, our audit committee held seven meetings.

Compensation Committee

Our compensation committee consists of Ms. Twohill, Messrs. Donovan and Eschenbach, and the Rt Hon Sir John Key, with the Rt Hon Sir John Key serving as the chair. The composition of our compensation committee meets the requirements for independence for compensation committee members under the listing standards of the NYSE and the rules and regulations of the SEC. Each member of our compensation committee is also a “non- employee director,” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Internal Revenue Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee is responsible for, among other things:

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reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation arrangements, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy and compensation plans; and

•	preparing the compensation committee report that the SEC requires to accompany the Compensation Discussion and Analysis contained in our annual proxy statement.

Our compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at http://investors.paloaltonetworks.com. During our fiscal year ended July 31, 2020, our compensation committee held six meetings.

Our compensation committee may form subcommittees for any purpose and may delegate to such subcommittees such power and authority as our compensation committee deems appropriate, except such power or authority required by law, regulation or listing standard to be exercised by our compensation committee as a whole.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Twohill and Messrs. Chandna, Donovan, and Warmenhoven, with Mr. Donovan serving as the chair. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and the rules and regulations of the SEC. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations;

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by our audit committee; and

•	oversees our annual board of director and committee self-assessment process.

Our nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.paloaltonetworks.com. During our fiscal year ended July 31, 2020, our nominating and corporate governance committee held four meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity (including gender and race), experience of particular relevance to us and the board of directors, independence, age, area of expertise, length of service, potential conflicts of interest and other commitments. These factors may be weighted differently depending on the individual being considered or the needs of the board of directors at the time.

Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and actively participate in all board of director and applicable committee meetings. Given the significant time commitment that board membership requires, our board of directors generally believes that no director should be a member of more than three public company boards. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our nominating and corporate governance committee will also seek appropriate input from our Chief Executive Officer from time to time in assessing the needs of our board of directors for relevant background, experience, diversity and skills of its members.

Our board of directors should be a diverse body, with varying perspectives and experiences. Our nominating and corporate governance committee considers diversity (whether based on broader principles such as diversity of perspective, experiences, and expertise, as well as factors commonly associated with diversity such as gender, race or national origin) in connection with its evaluation of director candidates, including the evaluation and determination of whether to re-nominate incumbent directors. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. The nominating and corporate governance committee is committed to seeking out qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which director candidates are chosen. Any search firm retained by our nominating and corporate governance committee to find director candidates would be instructed to take into account all of the considerations used by our nominating and corporate governance committee including diversity. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of our company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Stockholder Nominations to the Board of Directors

Under our amended and restated bylaws, a stockholder may nominate one or more persons for our board of directors for inclusion in the stockholder’s proxy materials. Any such nomination must comply with the requirements set forth in our amended and restated bylaws and recommendations should be sent in writing to our Corporate Secretary at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054.

Under our amended and restated bylaws, eligible stockholders may also nominate persons for our board of directors for inclusion in our proxy statement. This is commonly known as “proxy access.” To be eligible, a single stockholder, or group of up to 20 stockholders, must own 3% of our outstanding stock for at least three years consecutively. The individual stockholder, or group of stockholders, may submit that number of director nominations not exceeding the greater of (a) two or (b) 20% of the number of directors in office. Any such nomination must comply with the requirements set forth in our amended and restated bylaws and recommendations should be sent in writing to our Corporate Secretary at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to the board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel or our Legal Department, at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. Our General Counsel or our Legal Department, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Investor Information portion of our website at http://investors.paloaltonetworks.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks our company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing our company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of liquidity risk, internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment, risk management and risk mitigation related to cyber threats. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation programs and policies. Finally, our board of directors reviews strategic and operational risk in the context of reports from the management team, including data privacy and cybersecurity, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Succession Planning

Our board of directors and management team recognize the importance of continually developing our talented employee base. Accordingly, our management team conducts an annual talent review of the current senior leadership positions. In addition, our CEO annually reviews a succession plan for the CEO position, using formal criteria to evaluate potential internal and external successors and also interim candidates in the event of an emergency situation. In conducting its evaluation, our board of directors considers organizational needs, competitive challenges, leadership/management potential and development, and emergency situations.

As part of our succession planning, in 2018, Mr. Arora became our Chief Executive Officer, succeeding Mr. McLaughlin, who resigned after nearly seven years as Chief Executive Officer. Mr. McLaughlin continues to serve as Vice Chairman of the board of directors. In addition, in July 2020, Mr. Visoso became our Chief Financial Officer, upon the resignation of Ms. Bonanno. These transitions exemplify the board’s ongoing commitment to recruiting, cultivating and developing executive talent to meet our company’s organizational and strategic needs.

Director Stock Ownership Guidelines

Our board of directors believes that our directors and executive officers should hold a meaningful financial stake in our company in order to further align their interests with those of our stockholders and therefore adopted stock ownership guidelines in fiscal 2017. Under the guidelines, each non-employee director must own the lesser of (i) company stock with a value of three times the annual cash retainer for board service or (ii) 6,875 shares. Our non-employee directors are required to achieve ownership of our common stock within five years of the later of August 26, 2016 or such director’s appointment or election date as applicable.

See the section titled “Discussion of our Fiscal 2020 Executive Compensation Program—Other Compensation Policies—Stock Ownership Policy” for additional details on our executive ownership guidelines.

Director Compensation

Our nominating and corporate governance committee has approved a policy for the compensation of the non-employee members of our board of directors (the “Director Compensation Policy”) to attract, retain, and reward these individuals and align their financial interests with those of our stockholders. Only non-employee directors who are not affiliated with investment funds that hold shares of our common stock are eligible for compensation under the Director Compensation Policy. There is no cash compensation paid under the Director Compensation Policy.

Initial Award. Under the Director Compensation Policy, when an eligible director initially joins our board of directors, the eligible director receives an initial award of restricted stock units having a value of $1 million (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). This initial award will vest as to one third of the shares covered by the restricted stock unit award on the first anniversary of the date the eligible director joined our board of directors, and the remaining shares will vest quarterly over the following two years, subject to the director’s continued service as of each such date.

Annual Award. Under the Director Compensation Policy, at each annual meeting of stockholders, each eligible director receives an annual restricted stock unit award having a value equal to $300,000 (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). In addition, at each annual meeting of stockholders, our Lead Independent Director receives an additional annual restricted stock unit award having a value equal to $50,000 (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). All annual awards, including the annual awards to the lead independent director, will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Committee Awards. At each annual meeting of stockholders, the chairpersons and members of the three standing committees of our board of directors will receive additional annual restricted stock unit awards for committee service having the following values (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant):

Board Committee	Chairperson Retainer ($)	Member Retainer ($)
Audit Committee	35,000	20,000
Compensation Committee	25,000	15,000
Nominating and Corporate Governance Committee	15,000	10,000

Any eligible director who serves as chairperson of a committee is not entitled to a member retainer for the same committee. The committee awards will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Fiscal 2020 Director Compensation Table

The following table presents summary information regarding the compensation paid to our non-employee directors for our fiscal year ended July 31, 2020.

Director	Stock Awards ($) (1)	Total ($)
Asheem Chandna (2)	$295,877	$295,877
John M. Donovan (3)	$381,478	$381,478
Carl Eschenbach (4)	$300,620	$300,620
James J. Goetz (5)	—	—
Rt Hon Sir John Key (6)	$42,688	$42,688
Mary Pat McCarthy (7)	$319,592	$319,592
Lorraine Twohill (8)	$23,715	$23,715
Daniel J. Warmenhoven (9)	$295,877	$295,877

(1)

The amounts reported in this column represent the aggregate grant date fair value of these restricted stock units (“RSUs”) as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2020, filed with the SEC on September 4, 2020. These amounts do not necessarily correspond to the actual value that may be recognized by the director upon the vesting of such awards.

(2)	As of July 31, 2020, Mr. Chandna held 654 RSUs.
(3)	As of July 31, 2020, Mr. Donovan held 844 RSUs.
(4)	As of July 31, 2020, Mr. Eschenbach held 665 RSUs.
(5)	Mr. Goetz receives no compensation under the Director Compensation Policy.
(6)	As of July 31, 2020, Rt Hon Sir John Key held 2,503 RSUs.
(7)	As of July 31, 2020, Ms. McCarthy held 707 RSUs.
(8)	As of July 31, 2020, Ms. Twohill held 2,461 RSUs.
(9)	As of July 31, 2020, Mr. Warmenhoven held 654 RSUs.

Corporate Governance, Stockholder Engagement and Environmental and Social Initiatives

We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens our Board and leads to better business performance. For these reasons, we are committed to maintaining strong corporate governance practices.

Our governance practices include the following highlights:

✓ Majority Independent Board Members	✓ Annual Say-on-Pay Vote

✓ 100% Independent Committee Members	✓ Continuous Stockholder Engagement Program

✓ Proxy Access Bylaws	✓ Stock Ownership Guidelines for Directors and Officers

✓ Annual Board and Committee Evaluations	✓ Anti-Hedging and Anti-Pledging Policy

✓ Board Continuing Education Program	✓ Code of Business Conduct and Ethics for Directors, Officers and Employees

✓ Lead Independent Director	✓ Clawback Policy

✓ Board and Committee Risk Oversight	✓ Regular Meetings of Independent Directors Without Management Present

✓ Annual Review of Committee Charters and Governance Policies	✓ Independent Compensation Committee Consultant

✓ Fair Director Compensation Practices	✓ No Poison Pill

Key information regarding our corporate governance initiatives can be found on our website at investors.paloaltonetworks.com, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charter for each committee of the Board of Directors.

Overview of Corporate Governance Initiatives

Over the past several years, in response to stockholder feedback, and as part of our ongoing evaluation of best practices, the Board has incorporated enhancements to our executive compensation program and corporate governance practices, as shown in the timeline below. These discussions have helped ensure that our Board’s decisions are informed by stockholder objectives. For additional information, see section entitled “Executive Compensation—Compensation Discussion and Analysis—Stockholder Engagement and Our 2019 Say-on-Pay Vote” below.

FY2020

✓	Enhanced proxy disclosures of our Environmental Sustainability, Social Responsibility and Corporate Governance (“ESG”) programs
✓	Expanded and enhanced stockholder outreach program by adding two additional Stockholder Outreach cycles in the spring and summer
✓	Changed Lead Independent Director and composition of Board Committees
✓	Added ESG oversight responsibility to Nominating and Corporate Governance Committee Charter

FY2019

✓	Implemented proxy access Bylaws
✓	Appointed two new independent board members, including our second female board member
✓	Adopted Board Candidate Selection Process Policy
✓	Granted performance-based equity to NEOs

FY2018

✓	Granted Performance-based Stock Options to NEOs
✓	Enhanced Inclusion and Diversity section of our website by adding our EEO-1 Report
✓	Adopted Clawback Policy

FY2017

✓	Inaugural grants of Performance-based Stock Awards to NEOs
✓	Appointed our first female board member
✓	Adopted Stock Ownership Guidelines for Directors and Officers
✓	Added Director Overboarding Guidelines to Corporate Governance Guidelines
✓	Amended Code of Business Conduct and Ethics broadening protected categories of employees

FY2016

✓	Amended Nominating and Corporate Governance Committee Charter and Corporate Governance Guidelines to clarify director nominee criteria to include diversity
✓	Amended Code of Business Conduct and Ethics regarding contracting with business partners
✓	Adopted Conflict Minerals Policy

FY2013

✓	Adopted Independent Director Compensation Policy

FY2012

✓	Adopted Anti-Corruption Policy

Stockholder Engagement

During fiscal 2020, we launched a formal stockholder engagement outreach cycle, adding two waves of stockholder outreach in the spring and summer outside our annual meeting cycle, in addition to our traditional stockholder outreach in late fall, in response to our fiscal 2019 Say-on-Pay vote results and requests by our stockholders for additional engagement opportunities. Our Lead Independent Director, General Counsel and Vice President of Investor Relations attended these meetings.

•

As is our normal cadence, in early December 2019 (prior to our 2019 Annual Meeting of Stockholders), we reached out to our top institutional and other stockholders (who collectively held shares representing an aggregate of approximately 27% of our outstanding shares of common stock) to solicit support for our executive compensation program, policies and practices, the Class II directors up for election and the ratification of our independent auditors. We also discussed our recent corporate governance changes including upcoming changes to our board of directors and the composition of our committees, as well as other matters.

•

In March 2020, we reached out to top institutional and other stockholders (who collectively held shares representing an aggregate of approximately 13% of our outstanding shares of common stock) to solicit their feedback on executive compensation, our environmental, social and corporate governance programs, policies and practices, as well as other matters.

•

In July 2020, we reached out to top institutional and other stockholders (who collectively held shares representing an aggregate of approximately 22% of our outstanding shares of common stock) to discuss the recent appointment of our new chief financial officer, solicit their feedback on executive compensation, our environmental, social and corporate governance programs, policies and practices, as well as other matters.

The formal stockholder engagement during March and July of 2020 was both targeted and extensive, and in greater scope and depth compared to our practice in prior years. In total, in fiscal 2020, we held 13 engagements with stockholders representing approximately 32% of our outstanding shares of common stock.

In the course of these discussions, we received valuable feedback from stockholders and have made changes to our practices in response to such feedback. In our December 2019 outreach, stockholders provided feedback on our executive compensation program, our environmental, social and corporate governance programs, policies and practices, including favorable comments from our stockholders concerning changes in Board committee composition. Stockholders also provided positive feedback regarding our performance-based compensation and the introduction of performance-based stock options (“PSOs”) to our executive compensation program starting in 2018. In our March and July 2020 stockholder outreach meetings, stockholder feedback included appreciation of (i) the performance aspects of our equity compensation practices, (ii) the strong leadership of our CEO who is generously donating his annual salary to our COVID-19 fund, (iii) how our broader management team and our board of directors followed suit by contributing in the aggregate over $1 million to support distressed families, and (iv) the recent changes to our compensation committee membership in response to stockholder feedback. The feedback has been summarized below:

Fiscal 2020 ESG Focus Areas and Our Response

What we Heard		How we Responded

Board refreshment and diversity

Add directors to the Board to maintain balance and diversity of background and experience of directors, focus on recruiting diverse director candidates and rotate committee assignments.

è

Board refreshment and diversity

The Board appointed Ms. Twohill and the Rt Hon Sir John Key in April 2019. Presently, two of our eleven directors are women.

In addition, in fiscal 2020, the Board approved changes to the composition of the Board’s standing committees by

•  completely changing the composition of the Compensation Committee which now consists of John M. Donovan, Carl Eschenbach, the Rt Hon Sir John Key, and Lorraine Twohill;

•  adding James J. Goetz and the Rt Hon Sir John Key to the Audit Committee; and

•  adding Asheem Chandna and John M. Donovan to the Nominating and Corporate Governance Committee.

We also appointed John M. Donovan as our Lead Independent Director.

Stockholder Engagement More robust 1:1 investor outreach on compensation and other governance matters off-cycle.	è

Stockholder Engagement

During fiscal 2020, we launched a formal stockholder engagement outreach cycle, adding two waves of stockholder outreach in the spring and summer, in addition to our traditional stockholder outreach in late fall.

What we Heard		How we Responded

ESG Initiatives Would like to see more information about how we develop and manage environmental, social and governance initiatives	è

ESG Initiatives

COVID-19 Initiatives

•  Established a $4 million funding source to fund a special employee donation matching program to support colleagues and communities impacted by COVID-19. The $4 million fund consists of our CEO generously foregoing his annual salary beginning in April 2020 to donate $1 million, our broader management team and our board of directors followed suit by contributing in the aggregate over $1 million, and the Company contributing $2 million. Employee donations are matched 4-1 (up to $5,000 in donations per employee) from this $4 million in funding (e.g., if an employee donates $1,000, the Company will match that donation with a $4,000 donation).

•  Formed the Palo Alto Networks Workforce Family Fund from which employees, hourly contractors and our campus services employees, could apply for financial assistance to address hardships and medical needs resulting from COVID-19.

•  In addition to the Workforce Family Fund, we created 17 fundraising efforts to support multiple organizations and causes around the world who are working tirelessly to help communities impacted by the pandemic.

•  In total, as of July 31, 2020 over $3.8 million has been donated to these efforts through employee donations and the matching funds.

•  Instituted a global work-from-home policy beginning in March 2020.

•  We have committed to no layoffs due to COVID-19.

What we Heard		How we Responded

Highlights of Environmental and Social Initiatives

•   Reinforcing our commitment to environmental and social initiatives by increasing direct dedicated staff, with a full-time director and program managers.

•   Adopting an Environmental Statement, which enumerates our commitments to comply with applicable environmental laws and regulations and integrated environmental responsibilities into our daily operations.

•   Increasing our social impact programs, to leverage our core competency in cybersecurity and aligning those efforts to help develop a diverse talent pipeline while uplifting communities.

•   See “Environmental and Social Initiatives” below for further detail.

ESG Disclosure and Governance More disclosure around how our board oversees ESG, including with respect to human capital management	è

ESG Disclosure and Governance

We established formal board-level oversight responsibility for ESG matters in fiscal 2020 by amending our Nominating and Corporate Governance Committee charter to provide that this committee is responsible for these matters. The Audit Committee is responsible for oversight of our Code of Business Conduct and Ethics compliance program.

Based on investor feedback, this year we have added more information to our proxy statement about our ESG initiatives, in this section “Corporate Governance, Stockholder Engagement and Environmental and Social Initiatives.”

This stockholder feedback received in our regular ongoing outreach, in addition to the feedback received from the launch of our new expanded outreach efforts, was presented to our nominating and corporate governance committee, compensation committee and board of directors.

Environmental and Social Initiatives

Environmental Initiatives

As we build our global cybersecurity business, we’re committed to doing so in a way that respects our planet and aims to reduce our impact on the environment. With the choices we make about our product, subscription and support offerings, our office spaces, and our community engagement, we seek to be sustainable and regularly evaluate where we can do better. During fiscal 2020, we enhanced our environmental initiatives by:

✓

Adopting an Environmental Statement, available on our Corporate Responsibility page at https://www.paloaltonetworks.com/about-us/corporate-responsibility, which enumerates our commitments to comply with applicable environmental laws and regulations and to integrate environmental responsibilities into our daily operations.

✓	Increasing dedicated staffing with a full-time director and program managers.

✓

Engaging with Sustainalytics, an independent global provider of ESG research and ratings, to provide a comprehensive review of our ESG-related strategies and further measure and develop our initiatives. The result was an assessment outcome that demonstrated improved performance and risk metrics as evaluated by Sustainalytics.

✓	Refreshing our data with Institutional Shareholder Services (“ISS”), S&P Global and EcoVadis with the aim of demonstrating our commitment to continuous improvement in our ESG-related ratings.

✓

Participating for the first time in the 2020 Carbon Disclosure Project (“CDP”), wherein we utilized the CDP as a framework to assess, measure and further refine our environmental strategy and related initiatives. We completed and submitted our response in August 2020.

✓

Raising employee awareness and engagement to promote environmental stewardship by producing Earth Day activities at all major office sites. Due to COVID-19, our Earth Day activities were completely virtual, which drove greater engagement from our employees.

✓	Establishing a “Green Team” employee resource group to provide program stewardship, resources and tips to employees so that they can engage in and promote environmental initiatives.

✓	Participating in the Silicon Valley Conflict Minerals and Human Trafficking Forum, of which we have been a member since 2015.

✓	Attending the Responsible Mineral Initiative’s (“RMI”) annual conference as well as two other industry-led summits on ethical sourcing.

In addition, as part of our commitment to social and environmental compliance, we seek to both monitor and comply with social and environmental requirements across our supply chain. To that end, our Code of Business Conduct and Ethics and Global Supplier Code of Conduct contain specific guidelines regarding labor, ethics, health and safety, and environmental protection and apply to us and our suppliers.

COVID-19

The COVID-19 pandemic is being felt by every global citizen, country, community, and company. During these difficult times, our priority is the health and safety of our employees, end-customers, partners and community as they adapt to the changing business environment. We summarize some of the actions we have taken in response to the outbreak below:

Taking care of our Employees and Community

•

Instituting a global work-from-home policy beginning in March 2020, restrictions on employee travel, cancellation of in-person marketing events and optimizing virtual meetings and other remote work tools.

•	Fully leveraging Prisma Access to securely connect all employees to the applications they need, both in the cloud and in our data centers or offices.

•	Using a majority of applications and infrastructure that are SaaS or hosted in public cloud infrastructure like Google Cloud, AWS and Azure providing resiliency and scalability as needed.

•	Committing to refraining from reductions in workforce due to COVID-19.

•

Raising $4 million in employee matching funds for our COVID-19 relief efforts, consisting of our CEO donating his annual base salary of $1 million beginning in April 2020, our management and Board members donating $1 million of their own personal funds and Palo Alto Networks donating $2 million. Employee donations are matched on a 4 to 1 ratio (up to $5,000 of donations per employee) from this $4 million in funding.

•

Forming the Palo Alto Networks Workforce Family Fund from which employees, hourly contractors and our campus services employees, could apply for financial assistance to address hardships and medical needs resulting from COVID-19.

•

In addition to the Workforce Family Fund, we’ve created 17 fundraising efforts to support multiple organizations and causes around the world who are working tirelessly to help communities impacted by the pandemic.

•	In total, as of July 31, 2020 over $3.8 million has been donated to these efforts through employee donations and matching funds.

Taking care of our End-Customers

•	Supporting customers to enable their own secure remote workforce as COVID-19 has accelerated the move to the cloud.

•	Acquiring over 1,800 Prisma Cloud customers since its inception.

•

Launching our new PAN-OS 10.0 operating system, in June 2020, that features a new machine-learning next-generation firewall with advanced telemetry capabilities and the ability to secure containers and launching a new subscription around IoT.

•	Scaling Prisma Access and helping our global enterprise customers enable their remote workforces.

Social Impact Initiatives

By mobilizing employee volunteers and making charitable investments, we’re committed to working with local nonprofits, schools and organizations to uplift our communities. During fiscal 2020, we engaged in a number of social impact activities including:

✓

Ongoing investment in our social impact programs through our employee matching gift and volunteer programs. In fiscal 2020, employees donated approximately $1.4 million to various social impact initiatives, including the COVID-19 relief efforts, matched by the company with approximately $2.9 million, resulting in a total of approximately $4.3 million raised in social impact investment. In addition, in fiscal 2020, we adopted a tracking system that allows employees to input their hours of volunteerism.

✓	Supporting several nonprofit organizations in our community who share our commitment to cybersecurity education for youth, addressing basic needs such as hunger and homelessness, diversity and health.

✓

Continuing our multi-year partnership with the Girl Scouts USA, including financial investment and volunteerism critical to reaching the milestone of distributing more than 160,000 cybersecurity badges to troops around the country (see https://www.paloaltonetworks.com/resources/communities/girl-scouts).

✓	Developing our unique branded cybersecurity education program for youth, Cyber A.C.E.S. (Activities in Cybersecurity Education for Students) (see https://start.paloaltonetworks.com/cyber-aces.html).

✓

Increasing our ESG-related communications and creating a dedicated webpage on our corporate website (see https://www.paloaltonetworks.com/about-us/corporate-responsibility) to include a greater focus on our values and culture.

Workforce Diversity and Inclusion

We are committed to diversity in our workforce and recognize diversity as a business imperative. An inclusive and diverse culture is vital to the continued growth of our company. The board of directors continuously oversees our diversity efforts and monitors our progress toward increasing diversity.

In 2017, we received a stockholder proposal requesting, among other things, disclosure of various information relating to the diversity of our workforce. At the 2017 Annual Meeting of Stockholders, a substantial number of our stockholders supported this proposal.

As part of our stockholder engagement efforts, prior to our 2017 Annual Meeting of Stockholders, members of our management team and our then Lead Independent Director reached out to our top institutional and other stockholders representing an aggregate of approximately 25% of our outstanding shares of common stock to better understand their perspectives on workforce diversity and the type of information that these stockholders believed would be most appropriate for us to disclose. In general, stockholders agreed on the importance of a diverse workforce. They expressed varying perspectives on the type and nature of disclosure that they preferred us to provide. In addition, stockholders were supportive of making this disclosure in a measured fashion.

We are committed to expanding our inclusion and diversity initiatives and publicly sharing our workforce diversity data. Beginning in 2018, in response to both the stockholder proposal described above and our conversations with stockholders, we provide a significant amount of information on our website concerning the diversity of our workforce and our inclusion initiatives. For example, we now publicly disclose our EEO-1 form, which has been updated to provide information as of December 31, 2018. An EEO-1 form is a report filed with the Equal Employment Opportunity Commission that describes the racial, ethnic and gender composition of our U.S. workforce. This form, along with a series of charts that show the information graphically, is available at https://www.paloaltonetworks.com/about-us/inclusion-diversity.

Our Employee Networks (or Employee Resource Groups) continued to grow in fiscal 2020. Our Employee Networks are voluntary, employee-led groups that foster a diverse, inclusive workplace aligned with our organizational mission, values, and goals. They promote an environment of belonging and foster best in-class practices and solutions, as well as develop future leaders and increase employee engagement. In fiscal 2020, we added InnovASIAN and Employee Green Team to our existing groups Muslim Employee Network, Ujima (BLACK) Employee Network, Women’s Network Community, ¡Juntos! LATINX Employee Network, Veterans Network, Early in Career Network and LGBTQIA+ Employee Network. In addition, we are focused on hiring, retaining and promoting diverse leaders through the organization at all levels.

We are proud of our responsiveness to stockholders on this important issue. We will continue to monitor the diversity of our workforce and ways that we can communicate our efforts in this area to stockholders.

Gender Pay Equity

Our conversations with stockholders also highlighted the importance of gender pay equity. We agree that this is an important topic. We are committed to equal pay. Throughout our company, we strive to ensure that our compensation is fair and equitable. We are committed to eliminating unexplainable differences in pay and have made pay equity analyses part of our yearly review process. As a result, we have taken steps to successfully address pay gaps globally. As with workforce diversity, we will continue to monitor this important issue and appropriately communicate our efforts.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for our fiscal year ending July 31, 2021. EY has served as our independent registered public accounting firm since 2009.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending July 31, 2021. Our audit committee is submitting the selection of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from our stockholders.

Notwithstanding the selection of EY and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Palo Alto Networks and its stockholders. If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by EY for our fiscal years ended July 31, 2019 and 2020.

	2019	2020
Audit Fees (1)	$5,330,000	$6,318,000
Audit-Related Fees (2)	165,000	97,000
Tax Fees (3)	1,707,000	2,067,000
All Other Fees (4)	7,000	7,000

	$7,209,000	$8,489,000

(1)

Audit fees consist of professional services rendered in connection with (a) the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, (b) review of our quarterly consolidated financial statements presented in our Quarterly Reports on Form 10-Q, (c) professional services provided for new and existing statutory audits of subsidiaries or affiliates of the Company, and (d) other regulatory filings.

(2)

Audit-Related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include acquisition due diligence services, technical accounting guidance and other attestation services.

(3)	Tax Fees consist of fees for professional services for federal, state and international tax compliance and tax planning.
(4)	All Other Fees includes fees for professional services other than these services reported above. These services specifically relate to subscriptions to an accounting regulatory database.

Auditor Independence

In our fiscal year ended July 31, 2020, there were no other professional services provided by EY that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to our audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Our audit committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and our audit committee requires our independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, before our independent registered public accounting firm is engaged, the services must be pre-approved by our audit committee or approved by the chair of the audit committee and later ratified by the audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by our audit committee. All fees paid to EY for our fiscal year ended July 31, 2020, were pre-approved by our audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee consists of Ms. McCarthy, Messrs. Donovan, Goetz and the Rt Hon Sir John Key. Each member of the committee is an independent director as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Information portion of our web site at www.paloaltonetworks.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

The audit committee assists our board of directors in the board’s oversight and monitoring of:

•	our accounting and financial reporting processes and internal controls as well as the audit and integrity of our financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with applicable law; and

•

risk assessment and risk management pertaining to financial, accounting and tax matters of the company, including risk mitigation efforts related to cyber threats to the Company and the status of the Company’s cyber security posture.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm.

The audit committee is responsible for the appointment, compensation, retention, and oversight of the work performed by EY. In fulfilling its oversight responsibility, the audit committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;

•	discussed with EY the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•

received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2020, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Mary Pat McCarthy (Chair)

John M. Donovan

James J. Goetz

Rt Hon Sir John Key

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns. We currently conduct advisory votes on our named executive officer compensation on an annual basis, and we expect to conduct our next advisory vote at our 2021 annual meeting of stockholders.

We believe that the information we have provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis,” demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Palo Alto Networks, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Palo Alto Networks, Inc.’s proxy statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules and regulations of the SEC, including the compensation discussion and analysis, the compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN

ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of October 13, 2020. Officers are appointed by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Nikesh Arora	52	Chief Executive Officer and Chairman
Luis Felipe Visoso	51	Executive Vice President and Chief Financial Officer
Jean Compeau	50	Chief Accounting Officer
Lee Klarich	45	Chief Product Officer
Amit Singh	52	President
Nir Zuk	49	Chief Technology Officer and Director

Nikesh Arora has served as Chairman of our board of directors and our Chief Executive Officer since June 2018. Prior to joining us, from 2016 through 2018 Mr. Arora was an angel investor and from June 2016 through December 2017, Mr. Arora served as an advisor to SoftBank Group Corp., a multinational conglomerate company (“SoftBank”). From July 2015 through June 2016, Mr. Arora served as president and chief operating officer of SoftBank and from July 2014 through June 2015, Mr. Arora served as vice chairman and chief executive officer of SoftBank Internet and Media, a subsidiary of SoftBank. Prior to SoftBank, from December 2004 through July 2014, Mr. Arora held multiple senior leadership operating roles at Google, Inc., including serving as senior vice president and chief business officer, from January 2011 to June 2014. Mr. Arora also serves on the board of Compagnie Financiere Richemont S.A., a public Switzerland-based luxury goods holding company. Mr. Arora previously served on the boards of Sprint Corp., a communications services company, from November 2014 to June 2016, Colgate-Palmolive Company, a worldwide consumer products company focused on the production, distribution and provision of household, health care and personal care products, from March 2012 to September 2014, SoftBank from 2014 to 2016, and Yahoo! Japan, an internet company, from 2015 to 2016. Mr. Arora holds an M.S. in Business Administration from Northeastern University, an M.S. in Finance from Boston College, and a B.Tech in electrical engineering from the Institute of Technology at Banaras Hindu University.

Luis Felipe Visoso has served as our Executive Vice President, Chief Financial Officer since July 2020. Prior to joining the Company, from January 2020 until June 2020, Mr. Visoso served as the chief financial officer of Amazon Web Services, a subsidiary of Amazon that provides on demand cloud computing platforms and APIs. From December 2018 until January 2020, Mr. Visoso served as the chief financial officer of Amazon’s Worldwide Consumer organization. From February 2016 to December 2018, Mr. Visoso served as the senior vice president, business, technology and operations finance for Cisco Systems, Inc. (“Cisco”), a multinational technology conglomerate. Prior to Cisco, Mr. Visoso worked at Procter & Gamble Company, an American multinational consumer goods corporation, for over 23 years, most recently serving as vice president, F&A global business units from September 2012 to February 2016. Mr. Visoso holds a bachelor’s degree from Tecnológico de Monterrey in Industrial Engineering and a minor degree from Tecnológico de Monterrey in International Business.

Jean Compeau has served as our Chief Accounting Officer since February 2018, with responsibility for our tax and accounting functions. Ms. Compeau previously served as our Senior Vice President Corporate Controller, from November 2016 to February 2018. From when she joined us in December 2012 to November 2016, Ms. Compeau served as our Vice President Corporate Controller. In her 20 years of business experience she has held a variety of senior accounting or corporate controller positions, including at Intuitive Surgical, a global company that provides robotic assisted surgery technology, Exodus Communications, Inc., an internet hosting and service provider, and Infoseek Corporation, a search engine company. Prior to joining us, from November 2008 to November 2012, Ms. Compeau served as Corporate Controller of Intuitive Surgical. Ms. Compeau holds a B.A. from the University of California, Los Angeles (UCLA) and is a Certified Public Accountant (Inactive) in California.

Lee Klarich has served as our Chief Product Officer since August 2017. Prior to this appointment, Mr. Klarich served as our Executive Vice President of Product Management, a role he held since November 2015. From November 2012 to November 2015, Mr. Klarich served as our Senior Vice President, Product Management and our Vice President, Product Management from May 2006 to November 2012. Prior to joining us, Mr. Klarich held various positions at NetScreen Technologies, Juniper Networks, Excite@Home, and Packard Bell-NEC. Mr. Klarich holds a B.S. in Engineering from Cornell University.

Amit Singh has served as our president since November 2018, with responsibility for all go-to-market functions, including sales, support, consulting, business development, partnerships and enablement. Prior to joining us, from May 2016 until October 2018, Mr. Singh served as vice president, business and operations, virtual reality for Google, Inc., a multinational technology company that specializes in internet-related services and products. From March 2010 to May 2016, Mr. Singh served as president, Google for Work at Google. From 1991 to 2010, Mr. Singh held several roles including GVP application strategy group at Oracle Corporation, a U.S. multinational computer technology corporation. Mr. Singh holds a bachelor’s degree from Delhi College of Engineering and a master’s degree in Industrial and Management Engineering from Rensselaer Polytechnic Institute.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper Networks, Inc., a supplier of network infrastructure products and services. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Named Executive Officers, or NEOs, for fiscal 2020 were:

•	Nikesh Arora, our Chief Executive Officer and Chairman of the Board (our “CEO”);

•	Luis Felipe Visoso, our Chief Financial Officer (our “CFO”);

•	Kathleen Bonanno, our former CFO;

•	Amit Singh, our President;

•	Lee Klarich, our Executive Vice President, Chief Product Officer; and

•	Nir Zuk, our Founder and Chief Technology Officer.

Management Changes in Fiscal 2020

Our board of directors appointed Mr. Visoso as our new CFO, effective as of July 1, 2020, following the resignation of Ms. Bonanno, our former CFO, effective June 30, 2020.

Executive Summary

Our goal is to align our executive pay with the success of our business, and our compensation program is designed to attract, motivate and retain the key executives who drive our continued success. We do this by providing short-term cash incentive compensation opportunities tied to successful achievement of our annual operating goals and by granting long-term incentive compensation opportunities in the form of equity awards that are intended to deliver increasing value as our stock price increases, including performance-based equity awards tied to our financial and operational performance as well as stock price appreciation.

This executive summary provides an overview of:

(1)	our fiscal 2020 business performance;

(2)	our executive compensation practices;

(3)	our stockholder engagement efforts;

(4)	our fiscal 2020 executive compensation program; and

(5)	our compensation arrangement with our new CFO.

Fiscal 2020 Business Highlights

Our executive compensation program is designed to align the compensation of our executive officers with our financial and operational performance (both short-term and long-term) and to create significant value for our stockholders. Our executive compensation actions and decisions should be viewed in the context of our financial and operational performance during fiscal 2020, as shown below:

Dollars	Fiscal 2019	Fiscal 2020	Change
Total Revenue (in Millions)	$2,899.6	$3,408.4	17.5%
Total Deferred Revenue (in Millions)	$2,888.7	$3,810.2	31.9%
Billings (in Millions)	$3,489.8	$4,301.7	23.3%
Approximate Number of Customers	65,000	75,000	15.4%
Stock Price at End of Fiscal Year	$226.54	$255.92	13.0%

Although deferred revenue, billings and number of customers are not measures that were used to determine awards under our incentive compensation plans, we believe that these results are important to provide context of our financial performance because these measures are useful indicators of our ability to grow our business consistent with our annual operating plan as our compensation committee considers the compensation of our executive officers. Billings is a key financial measure and the calculation of billings from revenue is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 40 of our Annual Report on Form 10-K filed with the SEC on September 4, 2020.

Strong Revenue Growth (in millions)

Note	1: Revenue for Fiscal 2017, 2018, 2019 and 2020 reflect adoption of ASC 606.

Executive Compensation Practices

We operate in a highly competitive and rapidly evolving market, and our ability to compete and succeed is directly correlated to our ability to recruit, incentivize, and retain talented executives. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to support our near-term objectives and create long-term value for our stockholders, grow our business, and assist in the achievement of our strategic goals.

Our executive compensation program is designed to be heavily weighted towards compensating our executive officers based on our financial and operational performance and the creation of significant value for our stockholders. To that end, we have adopted executive compensation policies and practices that reinforce our “pay for performance” philosophy and align with sound governance principles. During fiscal 2020, the following policies and practices were in place:

What we do:

•	Short-term cash incentive compensation that is performance-based and at-risk

•	100% independent directors on our compensation committee

•	Independent compensation consultant directly engaged by and reporting to our compensation committee

•	Annual review and approval of our compensation strategy

•	Significant proportion of NEO compensation that is granted in the form of performance-based equity awards that are entirely at-risk (see chart below)

•	Meaningful stock ownership guidelines for our executive officers and non-employee directors

•	Ability to seek the recovery under a compensation recovery policy (a “Clawback Policy”) of performance-based incentive compensation (including performance-based equity awards) paid by us

•	Ongoing stockholder engagement

•	Annual advisory “Say-on-Pay” vote

What we do not do:

•	Do not offer “single trigger” change in control payments or benefits

•	Do not offer post-employment retirement- or pension-type benefits for our executive officers that are not available to our employees generally

•	Do not provide tax gross-ups for excise taxes incurred in connection with change in control payments

•	Do not permit hedging or pledging of shares of our common stock

Stockholder Engagement and our 2019 Say-on-Pay Vote

Our compensation committee routinely considers the results of each annual stockholder advisory vote on the compensation of our NEOs (the “Say-on-Pay” vote) and stockholder feedback on our executive compensation program gathered throughout the year. As part of our regular, ongoing and transparent communications with our stockholders, we engage with them on a variety of topics through quarterly earnings calls, financial conferences, non-deal road shows and other communication channels. These discussions are generally attended by a combination of our CEO, CFO, Lead Independent Director (who serves on our compensation committee), General Counsel and/or Vice President of Investor Relations.

During fiscal 2020, we launched a formal stockholder engagement outreach cycle, adding two waves of stockholder outreach in the spring and summer outside of our annual meeting cycle, in addition to our traditional stockholder outreach in late fall, in response to our fiscal 2019 Say-on-Pay vote results and requests by our stockholders for additional engagement opportunities. Our Lead Independent Director, General Counsel and Vice President of Investor Relations attended these meetings.

•

As is our normal cadence, in early December 2019 (prior to our 2019 Annual Meeting of Stockholders, we reached out to our top institutional and other stockholders (who collectively held shares representing an aggregate of approximately 27% of our outstanding shares of common stock) to solicit support for our executive compensation program, policies and practices, the Class II directors up for election and the ratification of our independent auditors. We also discussed our recent corporate governance changes including upcoming changes to our board of directors and the composition of our committees, as well as other matters.

•

In March 2020, we reached out to top institutional and other stockholders (who collectively held shares representing an aggregate of approximately 13% of our outstanding shares of common stock) to solicit their feedback on executive compensation, our environmental, social and corporate governance program, policies and practices, as well as other matters.

•

In July 2020, we reached out to top institutional and other stockholders (who collectively held shares representing an aggregate of approximately 22% of our outstanding shares of common stock) to discuss the recent appointment of our new chief financial officer, solicit their feedback on executive compensation, our environmental, social and corporate governance program, policies and practices, as well as other matters.

The formal stockholder engagement during March and July of 2020 was both targeted and extensive, and in greater scope and depth compared to our practice in prior years. In total, in fiscal 2020, we held 13 engagements with stockholders representing approximately 32% of our outstanding shares of common stock.

In the course of these discussions, we received valuable feedback from stockholders. In our December 2019 outreach, stockholders provided feedback on our executive compensation program, policies and practices, including favorable comments from our stockholders concerning changes in board committee composition. Stockholders also provided positive feedback regarding our performance-based compensation and the introduction of performance-based stock options (“PSOs”) to our executive compensation program starting in 2018. Various stockholders indicated that they would like to see management’s performance-based equity awards represent a majority of their equity awards, so that their interests will be aligned with stockholders’ interests.

As our compensation program already provided our NEOs with a majority of their outstanding equity awards in the form of performance-based awards, we felt it was necessary to make sure that this Compensation Discussion and Analysis adequately conveys our compensation program’s emphasis on performance-based awards. Consequently, we have added disclosure (in the section below entitled “Projected Value of Outstanding NEO Equity Awards Potentially Vesting Over the Next Four Fiscal Years”) showing, for our NEOs who remain with us, their mix of outstanding performance-based equity awards and non-performance-based equity awards as of the end of fiscal 2020. In addition, in response to the stockholder feedback referenced above, for fiscal 2021, we granted our executive officers equity compensation awards entirely (100%) in performance-based restricted stock units (the awards will have their performance measured based on billings and operating margin metrics) and such awards will be described robustly in our 2021 proxy statement.

In our March and July 2020 stockholder outreach meetings, stockholder feedback included appreciation of (i) the performance aspects of our equity compensation practices, (ii) the strong leadership of our CEO who generously donated his salary to our COVID-19 fund, (iii) how our broader management team and our board of directors followed suit by contributing in the aggregate over $1 million to support distressed families, and (iv) the recent changes to our compensation committee membership in response to stockholder feedback.

This stockholder feedback received in our regular ongoing outreach, in addition to the feedback received from the launch of our new outreach efforts, was presented to our nominating and corporate governance committee, compensation committee and board of directors.

In August 2019, our compensation committee approved the base salaries and target annual cash incentive opportunities for our NEOs employed by us at that time. In October 2019, our compensation committee approved grants of time-based RSUs only to Ms. Bonanno and Mr. Singh, in recognition of their valuable contributions to our financial performance and leadership of their respective organizations. No other NEOs received equity grants in fiscal 2020. While these decisions were made prior to receiving our 2019 Say-on-Pay voting results, where we received less than majority support for our 2019 Say-on-Pay proposal, the decisions accounted for the feedback gathered from our stockholder engagement from previous periods to tie compensation to company and individual performance.

Summary of Feedback from Investors and Our Response

What we heard from investors:	How we responded:

Concern around the magnitude of equity awards granted to NEOs	With the exception of RSUs granted to Ms. Bonanno and Mr. Singh, no equity grants were made to NEOs in fiscal 2020.

Performance-based equity awards should represent a majority of the NEOs’ equity awards

Increased transparency by including new pie-charts beginning on page 53 to demonstrate that of the outstanding equity awards held by our NEOs, a greater percentage of the equity awards are already performance-based.

Fiscal 2021 equity awards for NEOs are 100% performance-based.

Low support for certain compensation committee members at our 2019 Annual Stockholder Meeting	In anticipation of the voting results at our 2019 Annual Stockholder Meeting and based on prior stockholder feedback, we changed the composition of our board committees, including our compensation committee membership

Desire for additional opportunities to speak to management and our board of directors	In response to stockholder feedback, we increased our stockholder outreach efforts by adding meetings in March and July, which were attended by our Lead Independent Director, General Counsel and Vice President of Investor Relations.

Following our annual review of our executive compensation philosophy, our compensation committee decided to retain our general approach to executive compensation of aligning certain elements of our executive compensation program with company performance for fiscal 2020.

The highlights of our fiscal 2020 executive compensation program are described in the section entitled “Fiscal 2020 Executive Compensation Program Overview” below. We value the opinions of our stockholders, and it is the current intent of our compensation committee to continue to engage in dialogue with our stockholders to solicit feedback throughout the year regarding our executive compensation program, policies and practices.

Fiscal 2020 Executive Compensation Program Overview

In August 2019, our compensation committee approved the base salaries and target annual cash incentive opportunities for our NEOs employed by us at that time. The base salary of these NEOs did not increase in fiscal 2020 from their base salaries that were in effect at the end of fiscal 2019.

In October 2019, our compensation committee did not make any long-term equity incentive grants to our NEOs, except for grants of time-based RSUs to Ms. Bonanno and Mr. Singh. In making the decisions to grant RSUs to Ms. Bonanno and Mr. Singh, our compensation committee considered, among other factors, company performance, internal parity considerations, pay levels of these NEOs relative to the executives in comparable positions at the companies in our compensation peer group and the overall competitive market, the experience and responsibilities of each of these NEOs, the amount of outstanding performance-based equity held by each of these NEOs, the individual performance of each of these NEOs, the continued competition for experienced leadership in our industry.

The overall components of our fiscal 2020 executive compensation program for our NEOs (other than Mr. Visoso, who was newly hired in fiscal 2020) are summarized in the chart below.

Compensation Component	Decision	Weighting of Performance Measures
Base Salary	All NEOs: No increase in base salary.	N/A

Annual Cash Incentives

CEO: No change to the target annual cash incentive compensation opportunity as a percentage of base salary, which remained equal to 100% of base salary.

Other NEOs: No change to the target annual cash incentive compensation opportunity as a percentage of base salary, except for Ms. Bonanno and Mr. Zuk whose target opportunities increased from 75% of base salary to 100% of base salary each in order to align with the other NEOs.

50% revenue and 50% earnings per share, subject to certain objective adjustments determined by our compensation committee.

Long-Term Equity Incentives

CEO: No long-term equity incentives were granted in fiscal 2020.

Other NEOs: No long-term equity incentives were granted in fiscal 2020, except for the 19,128 RSUs granted to Mr. Singh and 19,128 RSUs granted to Ms. Bonanno in October 2020.

Impact of COVID-19

Due to the global impact of the COVID-19 pandemic, our CEO announced on March 31, 2020, that he intended to forego his base salary of $1 million starting in April 2020 through March 31, 2021, and has requested that our company donate such amount to our company’s COVID-19 relief fund. As a result, Mr. Arora has donated $333,333 to our COVID-19 relief fund in fiscal 2020 and the remainder will be contributed in fiscal 2021. The primary purpose of our company’s COVID-19 relief is to support our employees who are paid on an hourly basis and other employees personally impacted by the COVID-19 pandemic.

Compensation Arrangements with Mr. Visoso

On June 22, 2020, our board of directors appointed Mr. Visoso as our new CFO, effective July 1, 2020, following a rigorous search in an intensely competitive market for qualified talent. In hiring Mr. Visoso, our board of directors approved an employment offer letter setting forth the principal terms and conditions of his employment, including an initial annualized base salary of $600,000, which is subject to adjustment by our board of directors or compensation committee from time to time, and a target annual cash incentive compensation opportunity of 100% of his base salary (based on the achievement of certain performance objectives established by the board of directors and/or compensation committee). Mr. Visoso’s base salary for fiscal 2020 was pro-rated for the portion of fiscal 2020 that he was employed by us. Mr. Visoso was not eligible to participate in our cash incentive compensation plan for fiscal 2020.

In addition, Mr. Visoso received (i) a one-time payment of $2 million, which our compensation committee determined to be necessary to successfully recruit an executive with his qualifications and experience, and (ii) a time-based RSU award for 51,475 shares of our common stock (which had a targeted grant value of $12 million). If Mr. Visoso leaves his employment voluntarily within 24 months, he will be required to repay the $2,000,000 payment on a pro rata basis. The time-based RSU award vests over a four-year period with 1/3rd of the RSUs vesting on the first anniversary of the grant date; 1/4th of the RSUs vesting during the second year in four quarterly increments; 1/4th of the RSUs vesting during the third year in four quarterly increments, and 1/6th of the RSUs vesting during the fourth year in four quarterly increments, subject to Mr. Visoso’s continued service on each vesting date. The RSU award was an important factor in making a competitive offer to Mr. Visoso and incentivizing and motivating him, while still promoting our long-term goals of stock ownership, executive retention, and stockholder alignment by requiring his continued service for a period of four years in order to fully vest in the RSUs.

Mr. Visoso’s initial annual base salary, his target annual cash incentive compensation opportunity, and the intended grant value of his time-based RSU award were determined through arm’s-length negotiation, considering such factors as his qualifications and proven experience as a finance leader, who has previously demonstrated leadership and ability to grow businesses in a financially disciplined manner, the prevailing market conditions, a review of market data for base salaries, target annual cash incentive compensation opportunities, and equity compensation of executives holding similar positions at comparable companies, and his anticipated role and responsibilities.

For a summary of the material terms and conditions of Mr. Visoso’s employment offer letter, including the severance and potential change in control payments, benefits and any related acceleration of equity awards, see “ —Executive Employment Agreements” and “—Potential Payments Upon Termination or Change in Control” below.

DISCUSSION OF OUR FISCAL 2020 EXECUTIVE COMPENSATION PROGRAM

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our NEOs for fiscal 2020.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements and the emergence of new market entrants. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to stay ahead of our end-customers’ needs and challenges. We are also in the midst of a significant strategic shift in our business. Security that was traditionally delivered in hardware form must now be designed and delivered through the cloud. Our business has been historically focused on the firewall. However, we are now transforming our business to include multiple products which protect our customers’ enterprise, cloud, endpoints, Security Operation Centers and more. Security companies that have tried to launch and maintain multiple products have not historically been successful. Consequently, to achieve these transformative objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals to ensure that we will succeed and that will lead our company through its next phase of growth.

We compete with other companies in our industry and other technology companies in the San Francisco Bay Area to attract and retain a skilled management team. To recruit qualified executive candidates, our compensation committee recognizes that it needs to develop competitive compensation packages to address these challenges. Accordingly, we have embraced a compensation philosophy of offering our NEOs a competitive total compensation program, each of the components of which recognizes and rewards individual performance and contributions to our success. This philosophy allows us to attract, retain, and motivate talented executive officers with the skills and abilities needed to drive our desired business results. The specific objectives of our executive compensation program are to:

•	reward our executive officers for the successful achievement of our financial and strategic growth objectives;

•	drive the development of a successful and profitable business through our next phase of growth;

•

attract, motivate, reward, and retain highly qualified executive officers who are important to our success and possess the skills and leadership necessary to continue to grow our business through our next phase of development;

•

recognize strong performers by offering cash performance-based incentive compensation and equity awards that have the potential to reward individual achievement as well as contributions to our overall success;

•	provide compensation packages that are comparable to our peers and the overall competitive market and are based on our performance; and

•	create sustainable long-term value for our stockholders by aligning the interests of our executive officers with those of our stockholders.

Compensation Program Design

Our executive compensation program for fiscal 2020 reflected our stage of development as a growing publicly-traded company which is gaining market share and growing revenue while broadening and deepening our leading cybersecurity technology. Accordingly, we design our executive compensation program to provide market-competitive compensation in the form of base salary, an annual cash incentive compensation opportunity, a long-term incentive compensation opportunity in the form of equity awards, including time-based RSUs, performance-based restricted stock units (“PSUs”), and PSOs, as applicable, and certain employee health and welfare benefits.

We offer cash compensation in the form of base salaries and annual cash incentive compensation opportunities (with semi-annual payouts). Typically, we have structured our annual cash incentive compensation opportunities to focus on the achievement of specific short-term financial and operational objectives that will further our longer-term growth objectives.

Equity awards serve as a key component of our executive compensation program. In recent years, our equity compensation program for our executives has been weighted towards performance-based equity awards to ensure that our executives’ equity compensation is aligned with our stockholder’s interests.

Finally, we offer our executive officers standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, and life insurance and participation in a Section 401(k) retirement plan.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation or between cash and non-cash compensation, although we use competitive market data to develop a general framework for establishing the appropriate pay mix. Within this overall framework, our compensation committee reviews each component of executive compensation separately and also takes into consideration the value of each NEO’s compensation package as a whole and its relative value in comparison to our other NEOs.

Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require and reviews executive compensation annually. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to us if we were required to find a replacement for a key executive officer.

Compensation-Setting Process

Role of our Compensation Committee

Compensation decisions for our NEOs are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies, and practices for our NEOs and overseeing and administering our cash-based and equity-based compensation plans.

Near the beginning of each fiscal year, our compensation committee, after consulting with our management team and its compensation consultant, considers analyses of compensation data from our compensation peer group as one of several factors that inform its judgment of appropriate parameters for setting target compensation levels. Our compensation committee generally seeks to provide target total direct compensation that is competitive and, dependent on our performance and other factors including those set forth below, may pay above, at, or below median levels of our compensation peer group. Our compensation committee does not apply a formula or assign relative weights to specific compensation elements.

In addition to the foregoing, our compensation committee makes compensation decisions after consideration of several factors, including:

•	The performance and experience of each executive officer;

•	The scope and strategic impact of the executive officer’s responsibilities;

•	Our past business performance and future expectations;

•	Our long-term goals and strategies;

•	The performance of our executive team as a whole;

•	An analysis of competitive market conditions by its external compensation consultant;

•	The incentives provided to our executives to remain with us and drive our continued growth;

•	The value of each executive’s unvested equity holdings.

•	For each executive officer, other than our CEO, the recommendation of our CEO based on an evaluation of his or her performance;

•	The challenge and cost of replacing high-performing leaders with in-demand skills;

•	The relative compensation among our executive officers to address internal parity; and

•	The competitiveness of our compensation relative to our compensation peer group.

At the beginning of each fiscal year, after taking into consideration the factors noted above, our compensation committee makes decisions with respect to any base salary adjustment and establishes the corporate performance objectives and target annual cash incentive compensation opportunities and equity awards for our executive officers, including our NEOs, for the upcoming fiscal year. With respect to our annual cash incentive compensation plan, our compensation committee determines the applicable target levels for each corporate performance objective used for each applicable quarterly performance measurement period.

Our compensation committee reviews our executive compensation program from time to time, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our CEO and our Chief People Officer. Typically, our management team (together with our compensation committee’s compensation consultant) assists our compensation committee in the execution of its responsibilities by providing information on corporate and individual performance, market data with respect to compensation, and management’s perspective and recommendations on compensation matters.

In fiscal 2020, except with respect to his own compensation, our CEO made recommendations to our compensation committee regarding compensation matters, including the compensation of our executive officers. In addition, our CEO participated in meetings of our compensation committee, except with respect to discussions involving his own compensation, in which case he is not present for that portion of the meeting.

While our compensation committee solicits the recommendations and proposals of our CEO with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.

Role of Compensation Consultant

Our compensation committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties.

In fiscal 2020, our compensation committee continued to engage Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist us in executing our executive compensation strategy and guiding principles, assessing the current target total direct compensation opportunities of our executive officers, including comparing them against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for fiscal 2020.

Compensia does not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, we refer to industry surveys, including the Radford Global Technology Executive Compensation Survey. In addition, during fiscal 2020, Compensia conducted an analysis of market data on the compensation peer group as approved by our compensation committee.

Competitive Positioning

In fiscal 2020, our compensation committee continued to compare and analyze our executive compensation program and each component of executive compensation against data from a formal compensation peer group of companies.

In the context of our annual executive compensation review, with assistance from Compensia and input from management, our compensation committee approved an updated, improved peer group of publicly-traded technology companies, narrowing the annual revenue and market capitalization criteria and increasing the market capitalization to annual revenue ratio, further discussed below. In determining which companies to include in the peer group, our compensation committee considered companies that met some or all of the following criteria: (i) operated in a high-technology industry; (ii) had annual revenue between approximately $1.5 billion and $4.0 billion; (iii) had revenue growth greater than 20%; (iv) had a market capitalization between approximately $10.0 billion and $25.0 billion; and (v) had a market capitalization that was at least six times annual revenue. As a result of the application of these criteria, we added Cadence Design Systems and Okta, Inc. (which satisfied the above described criteria) to the peer group and removed FireEye, Inc., Microchip Technology Incorporated, and Veeva Systems, Inc. from the peer group. The remainder of the peer group was unchanged from fiscal 2019.

The following publicly-traded companies made up our compensation peer group for fiscal 2020:

Akamai Technologies, Inc. Arista Networks Inc. Autodesk, Inc. Cadence Design Systems F5 Networks Inc. Fortinet Inc.	Okta, Inc. PayChex, Inc. Red Hat, Inc. ServiceNow, Inc. Splunk Inc. Square, Inc.	SS&C Technologies Holdings, Inc. Symantec Corporation Tableau Software, Inc. Twitter, Inc. Workday, Inc.

Our compensation committee uses the market data described above as one reference point in determining the compensation of our executive officers. While our compensation committee focuses on compensation above the 50th percentile, our compensation committee considers other factors in setting actual compensation, including the factors referred to in “Compensation-Setting Process” above.

Fiscal 2020 Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards for our NEOs were determined for fiscal 2020.

Base Salary

Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers.

Thereafter, our compensation committee reviews the base salaries of each NEO annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a NEO’s performance, contributions, responsibilities, experience, current salary level, position (in the case of a promotion), and competitive market positioning, as appropriate.

In August 2019, in connection with its review of our executive compensation program, our compensation committee approved the base salaries for our incumbent NEOs, effective as of November 1, 2019. Our compensation committee did not approve any increases in base salary for any of these NEOs. The base salary for each incumbent NEO for fiscal 2020, is set forth in the table below.

Named Executive Officer	Base Salary at End of Fiscal 2019 ($)	Base Salary Effective November 1, 2019 ($)	Percentage Increase
Mr. Arora*	1,000,000	1,000,000	0%
Ms. Bonanno**	500,000	500,000	0%
Mr. Singh	750,000	750,000	0%
Mr. Klarich	550,000	550,000	0%
Mr. Zuk	430,000	430,000	0%

*

On March 31, 2020, Mr. Arora announced that he intended to forego his base salary of $1 million beginning on April 1, 2020 through March 31, 2021, and has requested that we donate such amount to our COVID-19 relief fund. As a result, Mr. Arora has donated $333,333 to our COVID-19 relief fund in fiscal 2020 and the remainder will be contributed in fiscal 2021. The primary purpose of our company’s COVID-19 relief is to support our employees who are paid on an hourly basis and other employees personally impacted by the COVID-19 pandemic.

**	Ms. Bonanno resigned as our CFO on June 30, 2020.

As previously described, Mr. Visoso’s annual base salary for fiscal 2020 was set at $600,000 in connection with his hire.

The total base salaries paid to our NEOs for fiscal 2020 are set forth in the “Fiscal 2020 Summary Compensation Table” below.

Annual Cash Incentive Compensation

We use annual cash incentive compensation to motivate our NEOs to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our compensation committee adopts an incentive compensation plan for that fiscal year, which identifies the plan participants and establishes the target annual cash incentive compensation opportunity for each participant, the performance measures to be used to determine whether to make payouts and the associated target levels for each measure (which are generally based on our annual operating plan for that fiscal year), and the potential payouts based on actual performance.

Fiscal 2020 Incentive Compensation Plan. In August 2019, our compensation committee adopted a Fiscal 2020 Incentive Compensation Plan for all employees not paid commissions (including our NEOs) and approved the target levels for the quarterly financial objectives. at levels that were challenging and required substantial skill and effort on the part of senior management. The Fiscal 2020 Incentive Compensation Plan included quarterly performance periods with (i) payouts of up to 100% of the target cash incentive compensation opportunities made on a semi-annual basis and (ii) payouts for over-performance (referred to as accelerator payments and discretionary payments, as described below) made after the end of the fiscal year.

Target Annual Incentive Compensation Opportunities. As in prior years, the target annual cash incentive compensation opportunities for our NEOs were expressed as a percentage of their respective base salaries. In August 2019, in connection with its review of our fiscal 2020 executive compensation program, our compensation committee decided to increase the target annual cash incentive compensation opportunities as a percentage of base salary for each of Ms. Bonanno and Mr. Zuk. These increases were generally intended so that the total target cash compensation opportunity for each NEO would be in line with the competitive market data (as reflected by our compensation peer group). Our compensation committee decided to increase (i) Ms. Bonanno’s target annual cash compensation opportunity based on her individual performance and internal compensation parity considerations, and (ii) Mr. Zuk’s target annual cash compensation opportunity based on internal compensation parity considerations. For clarity, the increases approved in August 2019 were effective as of the second quarter of fiscal 2020. The target annual incentive compensation opportunities established under the Fiscal 2020 Incentive Compensation Plan in August 2019 for our incumbent NEOs were:

Named Executive Officer	Target Annual Incentive Compensation Opportunity (as a % of base salary) at end of Fiscal 2019	Target Annual Incentive Compensation Opportunity (as a % of base salary) effective as of 2nd quarter Fiscal 2020	Fiscal 2020 Target Annual Incentive Compensation Opportunity ($)
Mr. Arora	100%	100%	$1,000,000
Ms. Bonanno*	75%	100%	468,750
Mr. Singh	100%	100%	750,000
Mr. Klarich	100%	100%	550,000
Mr. Zuk	75%	100%	403,125

*	Ms. Bonanno resigned as our CFO on June 30, 2020.

Mr. Visoso’s target annual cash incentive compensation opportunity was set at 100% of his annual base salary in connection with his hire.

Corporate Performance Measures. For purposes of funding the Fiscal 2020 Incentive Compensation Plan, our compensation committee selected revenue and earnings per share as the corporate performance measures. Our compensation committee chose revenue as a performance measure because we are currently focused on growing our business and revenue is a key metric during this stage of our growth and enhances long-term value creation for our stockholders. Our compensation committee also chose earnings per share as a performance measure because it is an important profitability measure tied to management performance and how much profit we are generating for our stockholders.

In order to receive a payout under the Fiscal 2020 Incentive Compensation Plan both corporate performance measures needed to meet or exceed minimum pre-established achievement levels for the relevant performance period. For purposes of the Fiscal 2020 Incentive Compensation Plan, (x) “revenue” was defined as GAAP revenue as reflected in our quarterly and annual financial statements, consistent with our annual operating plan; and (y) “earnings per share” was defined as net income per share as reflected in our quarterly earnings press releases furnished to the SEC, further adjusted to exclude the effects of incentives paid out under our Fiscal 2020 Incentive Compensation Plan, the impact of acquisitions, and the impact of shipping backlog in excess of the targeted amount.

Performance Requirements. Under the Fiscal 2020 Incentive Compensation Plan, funding would be made with respect to any particular quarter only if both 97% of the applicable fiscal quarter’s revenue target and 91% of the applicable fiscal quarter’s earnings per share target are achieved, each as set forth in the Fiscal 2020 Incentive Compensation Plan. Achievement above the minimum achievement required for each fiscal quarter would increase funding on a non-linear basis, with achievement of 100% of both performance targets resulting in funding at 100% of the target cash incentive compensation opportunity for such quarter. Payouts of up to 100% of the target cash incentive compensation opportunities are made on a semi-annual basis, and any payouts for performance exceeding 100% of both of the quarterly targets (referred to as accelerator payments) are paid out as described in the following paragraph.

For achievement in excess of 100%, funding would increase on a non-linear basis, with achievement of 104% of the revenue target and 112% of the earnings per share target resulting in funding at 130% of the target cash incentive compensation opportunity for such quarter. In addition, such over-performance could be further rewarded through discretionary payments that would be equal to 200% of each NEO’s applicable target annual cash incentive compensation opportunity less any accelerator payments. Any accelerator payments and such discretionary payments are made after the end of the fiscal year.

Our compensation committee may use its discretion to increase or reduce the actual cash incentive compensation payout. To inform its decision whether to exercise discretion under the Fiscal 2020 Incentive Compensation Plan, our compensation committee can consider metrics in our annual operating plan other than revenue or earnings per share to balance the focus of our short-term incentive compensation program or any other factors or considerations that it deemed relevant, such as one-time accounting adjustments, any item deemed outside of normal operations, and any other extraordinary circumstances.

The total potential payouts under the Fiscal 2020 Incentive Compensation Plan (which includes any accelerator and/or discretionary payments) were capped at 300% of the target amounts.

For fiscal 2020, our revenue increased by $509 million to $3.4 billion compared to fiscal 2019 and our earnings per share decreased by $0.57 per share compared to fiscal 2019. In the first quarter of fiscal 2020, we achieved approximately 98.2% of our revenue target and approximately 99.6% of our earnings per share target. During the second quarter of fiscal 2020, we did not achieve either our minimum revenue or earnings per share targets under the Fiscal 2020 Incentive Compensation Plan. Our compensation committee accordingly decided to pay our NEOs the following percentage of their target cash incentive compensation opportunities for the first half of fiscal 2020: (i) 34.5% for Messrs. Arora, Singh, and Klarich and (ii) 29.5% for Ms. Bonanno and Mr. Zuk.

During the third and fourth quarters of fiscal 2020, we did not achieve either of the minimum revenue or earnings per share targets. However, as noted above, our compensation committee had the discretion to adjust the actual cash incentive compensation payout based on metrics other than revenue or earnings per share or any other factors or considerations that it deemed relevant. Accordingly, based on the achievement of other metrics and excellent performance by management during the COVID-19 pandemic, our compensation committee exercised its discretion to increase the second half payouts for our NEOs so that the total amount of their payouts for all of fiscal 2020 equaled 92.5% of their target annual incentive compensation opportunities.

The annual cash incentive award payouts made to our NEOs for fiscal 2020 under the Fiscal 2020 Incentive Compensation Plan are set forth in the “Fiscal 2020 Summary Compensation Table” below.

Equity Compensation

In fiscal 2020, we issued time-based RSU awards only to Ms. Bonanno and Mr. Singh, in recognition of their strong performance, leadership skills, and valuable contributions to our company in the finance and accounting and revenue functions, respectively, especially in the context of the significant transition in our business to expand to a more cloud-centric platform. Our compensation committee also determined that these RSUs were needed to bring their projected total equity compensation to competitive levels with the market. Messrs. Arora, Klarich, and Zuk did not receive any equity awards in fiscal 2020 because our compensation committee determined that their projected total equity compensation was already competitive with market levels due to the RSUs and PSUs granted to them in fiscal 2019. The time-based RSUs granted to Ms. Bonanno and Mr. Singh in fiscal 2020 vest over four years with the following vesting schedule: 1/16th of the shares subject to such awards vested on January 20, 2020, and the remaining shares would vest in equal quarterly increments thereafter, subject to their continued employment with us on each vesting date. The vesting schedule represents our standard annual vesting schedule for annual merit grants. Ms. Bonanno has forfeited any RSUs that vest after her resignation.

The table below sets forth the number of RSUs granted in fiscal 2020 by our compensation committee to our NEOs (other than Mr. Visoso):

Named Executive Officer	RSUs Granted in October 2019 (Number of Shares)
Mr. Arora	0
Ms. Bonanno*	19,128
Mr. Singh	19,128
Mr. Klarich	0
Mr. Zuk	0

*	Ms. Bonanno resigned as our CFO on June 30, 2020 and forfeited any RSUs that were unvested as of July 31, 2020, the date when she ceased to be a service provider to our company.

Our new CFO, Mr. Visoso, was granted 51,475 RSUs in connection with his hire, as described in “Executive Compensation – Arrangements with Mr. Visoso.”

The equity awards granted to our NEOs during the fiscal year ended July 31, 2020, are set forth in the “Fiscal 2020 Summary Compensation Table” and the “Fiscal 2020 Grants of Plan-Based Awards Table” below.

Performance of Fiscal 2020 PSUs for the Fiscal 2020 Performance Period

In fiscal 2019, we granted our NEOs employed by us at that time (other than Ms. Bonanno) performance-based restricted stock units (the “Fiscal 2020 PSUs”) with achievement tied to annual revenue growth rate targets, as described in the “Executive Compensation” section on pages 47, 48 and 49 of our 2019 Proxy Statement filed with the SEC on October 22, 2019.

In fiscal 2020, our total GAAP revenue increased by 17.5% from our total GAAP revenue in fiscal 2019 (from $2.9 billion in fiscal 2019 to $3.4 billion in fiscal 2020). In accordance with the payout attainment scale under the Fiscal 2020 PSUs, our compensation committee determined that approximately 88% of the annual revenue growth rate target for the fiscal 2020 performance period was achieved, resulting in 86.6% of each NEO’s target PSUs for the fiscal 2020 performance period becoming earned PSUs that are eligible for vesting based on the time-based vesting schedule.

Projected Value of Outstanding NEO Equity Awards Potentially Vesting Over the Next Four Fiscal Years

In response to our stockholders’ feedback requesting additional clarity on the design of our long-term incentive awards, we have added additional information to provide further transparency on the way our compensation committee has designed the long-term incentive compensation awards for our executive officers. The following tables, which summarize the outstanding equity awards that vested in fiscal 2020 and that are projected to vest through fiscal 2024 (as long as our NEOs remain with us through each vesting period), are intended to illustrate the total projected value of the outstanding unvested equity awards (as of July 31, 2020) that could vest for each of our NEOs who remain with us through fiscal 2024. The following tables are included for illustration purposes only to show the projected value of outstanding awards that may vest in the future subject to continued service by the NEOs and achievement of the applicable performance goals, except for the values included in the column entitled “Value of Equity Awards Vested During FY2020” which contain the actual values of equity awards that vested during fiscal 2020. The amounts disclosed in the tables are based on certain assumptions described in the applicable footnotes and do not include any potential future grants. Further, the PSOs granted to our NEOs’ are tied to the achievement of certain stock price targets (the “Stock Price Achievements”), and because the stock price targets have not been achieved as of July 31, 2020, no value has been ascribed to the PSOs.

Similarly, we have included pie charts below to illustrate the portions of such awards to our NEOs (excluding Ms. Bonanno) outstanding at July 31, 2020 that required performance-based vesting versus those that required time-based vesting only. These pie charts include the grant date fair value of the PSOs and the assumed values (based on the closing price of our common stock on the NYSE on July 31, 2020, which was $255.92 per share) for any outstanding RSUs and PSUs, assuming performance criteria will be met and vesting at 100% of potential value. These pie charts illustrate our commitment to performance-based equity awards for our NEOs and demonstrate that for each NEO (except for Mr. Visoso), more than 50% of their total equity compensation is performance-based.

Nikesh Arora

Projected Value of Outstanding Equity Awards Potentially Vesting by Fiscal Year for FY20 – FY24

Date of Grant and Type of Equity Award	Value of Equity Awards Vested During FY2020[1]	Projected Value of Equity Awards Vesting During FY2021[1]	Projected Value of Equity Awards Vesting During FY2022[1]	Projected Value of Equity Awards Vesting During FY2023[1]	Projected Value of Equity Awards Vesting During FY2024[1]
6/07/2018 RSU[2]	$6,027,736	$7,260,706	$7,260,706	$7,260,706	$7,260,706
6/07/2018 PSO[3]	—	—	—	—	—
6/18/2018 RSU[4]	4,797,695	6,119,559	6,119,815	—	—
7/31/2019 RSU[5]	3,438,790	4,142,065	4,142,321	—	—
7/31/2019 RSU[6]	378,410	—	—	—	—
7/31/2019 PSU[7]		3,586,975	4,142,065	4,142,321	—

Total	$14,642,631	$21,109,305	$21,664,907	$11,403,027	$7,260,706

*	Projected vesting values only, subject to performance and continued service.

1

Values of equity awards vested during fiscal 2020 are actual values. Values of equity awards expected to vest in subsequent fiscal years are assumed values based on the closing price of our common stock on the NYSE on July 31, 2020, which was $255.92 per share.

2	1/7th of the RSUs vested on June 7, 2019, and the remaining RSUs will vest in equal quarterly increments until June 7, 2025, subject to continuing service through each vesting date.
3

This PSO vests according to a time-based vesting condition only after the Stock Price Achievement is met, as described in the section titled “—Fiscal 2020 Outstanding Equity Awards at Fiscal Year-End.” The Stock Price Achievement has not been met; accordingly, no value has been shown for this PSO for fiscal 2020 and later fiscal years.

4

These RSUs were granted contingent upon Mr. Arora’s purchase of $20,000,000 worth of our common stock on the public market within 30 days of June 6, 2018 (the “Investment Shares”). 25% of the RSUs vested on June 18, 2019, and the remaining RSUs will vest in equal increments each quarter thereafter until June 18, 2022, subject to continuing service through each vesting date and his holding all of the Investment Shares through each vesting date.

5	1/12th of the RSUs vested on September 7, 2019, and the remaining RSUs will vest in equal quarterly increments until June 7, 2022, subject to continuing service through each vesting date.
6	25% of the RSUs vested on October 31, 2019, and the remaining RSUs vested in equal quarterly increments until July 31, 2020.
7

The Fiscal 2020 PSU grant is divided into three equal tranches that cover fiscal 2020, fiscal 2021 and fiscal 2022. The value shown for fiscal 2021 is based on the actual number of PSUs earned based on our revenue performance for fiscal 2020. The values shown for the tranches vesting in fiscal 2022 and fiscal 2023 assume 100% achievement of target performance in the prior fiscal year and Mr. Arora’s continuing service through each vesting date.

Amit Singh

Projected Value of Outstanding Equity Awards Potentially Vesting by Fiscal Year for FY20 – FY24

Date of Grant and Type of Equity Award	Value of Equity Awards Vested During FY2020[1]	Projected Value of Equity Awards Vesting During FY2021[1]	Projected Value of Equity Awards Vesting During FY2022[1]	Projected Value of Equity Awards Vesting During FY2023[1]	Projected Value of Equity Awards Vesting During FY2024[1]
11/2/2018 RSU[2]	$6,028,301	$3,069,760	$1,841,856	$614,208	—
11/2/2018 PSO[3]	—	—	—	—	—
7/31/2019 RSU[4]	1,011,184	2,409,999	2,409,999	1,205,127	—
7/31/2019 RSU[5]	283,526	—	—	—	—
7/31/2019 PSU[6]		2,087,028	2,409,999	2,409,999	—
10/20/2019 RSU[7]	822,306	1,223,809	1,223,809	1,223,809	$306,080

Total	$8,145,317	$8,790,596	$7,885,663	$5,453,143	$306,080

*	Projected vesting values only, subject to performance and continued service.

1

Values of equity awards vested during fiscal 2020 are actual values. Values of equity awards expected to vest in subsequent fiscal years are assumed values based on the closing price of our common stock on the NYSE on July 31, 2020, which as $255.92 per share.

2

40% of the RSUs vested on November 2, 2019; 30% of the RSUs vest in equal quarterly increments until November 2, 2020; 20% of the RSUs vest in equal quarterly increments until November 2, 2021; and 10% of the RSUs vest in equal quarterly increments until November 2, 2022, subject to continuing service through each vesting date.

3

This PSO vests according to a time-based vesting condition only after the Stock Price Achievement is met, as described in the section titled “—Fiscal 2020 Outstanding Equity Awards at Fiscal Year-End.” The Stock Price Achievement has not been met; accordingly, no value has been shown for this PSO for fiscal 2020 and later fiscal years.

4	1/12th of the RSUs vested on February 20, 2020, and the remaining RSUs vest in equal quarterly increments until November 20, 2022, subject to continuing service through each vesting date.
5	25% of the RSUs vested on October 31, 2019, and the remaining RSUs vested in equal quarterly increments until July 31, 2020.
6

The Fiscal 2020 PSU grant is divided into three equal tranches that cover fiscal 2020, fiscal 2021 and fiscal 2022. The value shown for fiscal 2021 is based on the actual number of PSUs earned based on our revenue performance for fiscal 2020. The values shown for the tranches vesting in fiscal 2022 and fiscal 2023 assume 100% achievement of target performance in the prior fiscal year and Mr. Singh’s continuing service through each vesting date.

7	1/16th of the RSUs vested on January 20, 2020 and the remaining RSUs will vest in equal quarterly increments until October 20, 2023, subject to continuing service through each vesting date.

Lee Klarich

Projected Value of Outstanding Equity Awards Potentially Vesting by Fiscal Year for FY20 – FY24

Date of Grant and Type of Equity Award	Value of Equity Awards Vested During FY2020[1]	Projected Value of Equity Awards Vesting During FY2021[1]	Projected Value of Equity Awards Vesting During FY2022[1]	Projected Value of Equity Awards Vesting During FY2023[1]	Projected Value of Equity Awards Vesting During FY2024[1]
10/20/2016 RSA[2]	$1,663,353	$472,684	—	—	—
10/20/2016 PSA[3]	908,675	258,479	—	—	—
10/20/2017 RSU[4]	1,747,935	1,110,693	$222,139	—	—
10/20/2017 PSU[5]	1,843,694	1,171,858	234,423	—	—
10/20/2018 PSO[6]	—	—	—	—	—
07/31/2019 RSU[7]	1,265,401	1,882,803	1,882,803	$470,893	—
07/31/2019 RSU[8]	207,842	—	—	—	—
07/31/2019 PSU[9]	—	1,630,466	1,882,803	1,882,803	—

Total	$7,636,900	$6,526,983	$4,221,168	$2,353,696	—

*	Projected vesting values only, subject to performance and continued service.

1

Values of equity awards vested during fiscal 2020 are actual values. Values of equity awards expected to vest in subsequent fiscal years are assumed values based on the closing price of our common stock on the NYSE on July 31, 2020, which was $255.92 per share.

2

This time-based RSA vested as to 12% of the shares on October 20, 2017, vested as to 12% of the shares in equal quarterly increments until October 20, 2018, and vest as to the remaining shares in equal quarterly increments until October 20, 2020, subject to continuing service through each vesting date.

3

This PSA vested as to 12% of the shares that were eligible to vest on October 20, 2017, vested as to 12% of the shares that were eligible to vest in equal quarterly increments until October 20, 2018 and vests as to the remaining shares that were eligible to vest in equal quarterly increments until October 20, 2020, subject to continuing service through each vesting date.

4

25% of the RSUs vested in equal quarterly through October 20, 2018, 37.5% of the RSUs vested in equal quarterly increments thereafter until October 20, 2019, 25% of the RSUs vest in equal quarterly increments until October 20, 2020, and 12.5% of the RSUs vest in equal quarterly increments until October 20, 2021, subject to continuing service through each vesting date.

5

After achievement of a specified performance metric, this PSU award vested as to 25% of the PSUs that were eligible to vest in equal quarterly increments until October 20, 2018, as to 37.5% of the PSUs that were eligible to vest in equal quarterly increments until October 20, 2019, as to 25% of the PSUs that were eligible to vest in equal quarterly increments until October 20, 2020, and as to 12.5% of the PSUs that were eligible to vest in equal quarterly increments until October 20, 2021, subject to continuing service through each vesting date.

6

This PSO vests according to a time-based vesting condition only after the Stock Price Achievement is met, as described in the section titled “—Fiscal 2020 Outstanding Equity Awards at Fiscal Year-End.” The Stock Price Achievement has not been met; accordingly, no value has been shown for this PSO for fiscal 2020 and later fiscal years.

7	1/12th of the RSUs vested on January 20, 2020, the remaining RSUs vest in equal quarterly increments until October 20, 2022, subject to continuing service through each vesting date.
8	25% of the RSUs vested on October 31, 2019, and the remaining RSUs vested in equal quarterly increments until July 31, 2020.
9

The Fiscal 2020 PSU grant is divided into three equal tranches that cover fiscal 2020, fiscal 2021 and fiscal 2022. The value shown for fiscal 2021 is based on the actual number of PSUs earned based on our revenue performance for fiscal 2020. The values shown for the tranches vesting in fiscal 2022 and fiscal 2023 assume 100% achievement of target performance in the prior fiscal year and Mr. Klarich’s continuing service through each vesting date.

Nir Zuk

Projected Value of Outstanding Equity Awards Potentially Vesting by Fiscal Year for FY20 – FY24

Date of Grant and Type of Equity Award	Value of Equity Awards Vested During FY2020[1]	Projected Value of Equity Awards Vesting During FY2021[1]	Projected Value of Equity Awards Vesting During FY2022[1]	Projected Value of Equity Awards Vesting During FY2023[1]	Projected Value of Equity Awards Vesting During FY2024[1]
10/20/2016 RSA[2]	$1,094,193	$310,943	—	—	—
10/20/2016 PSA[3]	597,078	169,931	—	—	—
10/20/2017 RSU[4]	781,453	888,554	$222,139	—	—
10/20/2017 PSU[5]	824,022	937,435	234,423	—	—
10/20/2018 PSO[6]	—	—	—	—	—
07/31/2019 RSU[7]	632,729	941,530	941,274	$235,446	—
07/31/2019 RSU[8]	122,125	—	—	—	—
07/31/2019 PSU[9]	—	815,105	941,274	941,530	—

Total	$4,051,600	$4,063,498	$2,339,110	$1,176,976	—

*	Projected vesting values only, subject to performance and continued service.

1

Values of equity awards vested during fiscal 2020 is based on actual values. Values of equity awards expected to vest in each subsequent fiscal year are assumed values based on the closing price of our common stock on the NYSE on July 31, 2020, which was $255.92 per share.

2

1/8th of the shares vested on October 20, 2017, 1/8th of the shares vested in equal quarterly increments until October 20, 2018, and the remaining shares vest in equal quarterly increments until October 20, 2020, subject to continuing service through each vesting date.

3

This PSA vested as to 1/8th of the shares that were eligible to vest on October 20, 2017, vested as to 1/8th of the shares that were eligible to vest in equal quarterly increments thereafter until October 20, 2018, and the remaining shares that were eligible to vest in equal quarterly increments until October 20, 2020, subject to continuing service through each vesting date.

4	1/16th of the RSUs vested on January 20, 2018, and the remaining RSUs will vest in equal quarterly increments until October 20, 2021, subject to continuing service through each vesting date.

5

After achievement of a specified performance metric, this PSU award vested as to 1/16th of the PSUs that were eligible to vest on January 20, 2018, and will vest as to the remaining PSUs that were eligible to vest in equal quarterly increments until October 20, 2021, subject to continuing service through each vesting date.

6

This PSO vests according to a time-based vesting condition only after the Stock Price Achievement is met, as described in the section titled “—Fiscal 2020 Outstanding Equity Awards at Fiscal Year-End.” The Stock Price Achievement has not been met; accordingly, no value has been shown for this PSO for fiscal 2020 and later fiscal years.

7	1/12th of the RSUs vested on January 20, 2020, and the remaining RSUs will vest in equal quarterly increments until October 20, 2022, subject to continued service on each vesting date.
8	25% of the RSUs vested on October 31, 2019, and the remaining RSUs vested in equal quarterly increments until July 31, 2020.
9

The Fiscal 2020 PSU grant is divided into three equal tranches that cover fiscal 2020, fiscal 2021 and fiscal 2022. The value shown for fiscal 2021 is based on the actual number of PSUs earned based on our revenue performance for fiscal 2020. The values shown for the tranches vesting in fiscal 2022 and fiscal 2023 assume 100% achievement of target performance in the prior fiscal year and Mr. Zuk’s continuing service through each vesting date.

Luis Felipe Visoso

Projected Value of Outstanding Equity Awards Potentially Vesting by Fiscal Year for FY20 – FY24

Date and Type of Equity Award	Value of Equity Awards Vested During FY2020[1]	Value of Equity Awards Vesting During FY2021[1]	Value of Equity Awards Vesting During FY2022[1]	Value of Equity Awards Vesting During FY2023[1]	Value of Equity Awards Vesting During FY2024[1]
7/20/20 RSU[2]	0	$4,391,075	$3,293,434	$3,293,179	$2,195,794

Total	0	$4,391,075	$3,293,434	$3,293,179	$2,195,794

*	Projected vesting values only, subject to performance and continued service.

1

Values of equity awards expected to vest in each fiscal year following fiscal 2020 are assumed values based on the closing price of our common stock on the NYSE on July 31, 2020, which as $255.92 per share.

2

1/3rd of the RSUs will vest on July 20, 2021; 1/4th of the RSUs will vest in equal quarterly increments thereafter until July 20, 2022; 1/4th of the RSUs will vest in equal quarterly increments thereafter until July 20, 2023; and 1/6th of the RSUs will vest in equal quarterly increments thereafter until July 20, 2024, subject to continuing service through each vesting date.

Welfare and Other Employee Benefits. We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees up to $1,000, including our NEOs. In fiscal 2020, Ms. Bonanno and Messrs. Klarich and Singh participated in our Section 401(k) retirement plan and each received a matching contribution of $1,000. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our NEOs on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits.

In fiscal 2020, we provided Messrs. Arora, Singh and Zuk with $24,160, $19,949 and $18,538, respectively, for spousal travel and expenses to an annual vacation award for top sales performers. In addition, we paid a $125,000 application fee in connection with a filing by Mr. Zuk under the Hart-Scott-Rodino Antitrust Improvements Act (HSR).

Also, our compensation committee commissioned a study to assess whether there was a bona-fide business-oriented security concern for our CEO. The results of the study found that there was a bona-fide business oriented security concern and our compensation committee determined that if any harm occurred to our CEO, our business operations, investor confidence and employee productivity would be severely impacted. Accordingly, our compensation committee authorized an overall security program for Mr. Arora in fiscal 2020. Our compensation committee believes that amounts paid by our company for this security program have been reasonable, necessary and for our company’s benefit. We believe that in certain circumstances, personal security services can be a necessary component of an overall executive compensation program, and that any such program should align with the executive’s security profile. Taking these factors into consideration, as well as trends in the overall security climate, and after discussing this topic with the full board, our compensation committee concluded that establishing a comprehensive personal security program for Mr. Arora was the right approach for his safety and for our company and its stockholders. Our compensation committee periodically reviews the nature and cost of this program in relation to his security profile. Despite the fact that this security program was put in place for business reasons, the component of the program that includes security at Mr. Arora’s residence and during personal travel is a perquisite under the relevant SEC disclosure rules and the amount of such perquisite for fiscal 2020 was $590,000 and is included in the “All Other Compensation” column in the Summary Compensation Table.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual NEO in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Employment Agreements

Each of our NEOs is a party to an employment arrangement setting forth the material terms of his or her employment. For a summary of the material terms and conditions of these arrangements, see the section titled “—Executive Employment Agreements.”

Post-Employment Compensation

The employment arrangement for each of our NEOs provides for payments and/or benefits related to an involuntary termination of employment, including in connection with a change in control of our company on a “double trigger” basis. We believe that these protections assist us in retaining the services of these individuals. We also believe that these protections serve our executive retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our company. The terms of these post-employment compensation arrangements were determined after our board of directors and compensation committee reviewed our retention goals for each NEO and an analysis of relevant market data.

For a summary of the material terms and conditions of these post-employment compensation arrangements, as well as an estimate of the amounts potentially payable pursuant to such arrangements, see the sections titled “—Executive Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

Other Compensation Policies

Stock Ownership Policy

Our board of directors believes that our executive officers and the non-employee members of our board of directors should hold a meaningful financial stake in our company to closely align their interests with those of our stockholders and therefore adopted stock ownership guidelines in fiscal 2017. Under these guidelines, our CEO and executive officers who report directly to our CEO are required to achieve ownership of our common stock within five years of the later of August 26, 2016 or such executive officer’s hire, appointment or election date as applicable, at the following levels:

•	Our CEO must own the lesser of (i) common stock with a value of five times his or her annual base salary or (ii) 22,000 shares; and

•	Each executive officer must own the lesser of (i) common stock with a value of his or her annual base salary or (ii) 3,825 shares.

The base salary multiples above are consistent with current market practices, and the alternative share number thresholds are intended to provide our executive officers with certainty as to whether the guidelines are met, regardless of our then-current stock price. All of our NEOs that remain with us, except Mr. Visoso, who is not required to comply as a result of the five-year phase in, currently comply with these guidelines.

Compensation Recovery Policy

During fiscal 2018, we adopted a Clawback Policy pursuant to which we may seek the recovery of performance-based incentive compensation paid by us under certain circumstances. The Clawback Policy applies to our CEO and to all officers who report directly to the CEO, including our NEOs (the “covered executives”). The Clawback Policy provides that if (i) we restate our financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid or is payable based on achievement of specific financial results paid to a covered executive would have been less if the financial statements had been correct; (iii) no more than two years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) our compensation committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct by such covered executive caused the material error and it would be in our best interests to seek from such covered executive recovery of the excess compensation, then our compensation committee may, in its sole discretion, seek repayment from such covered executive.

Hedging and Pledging Policies

Our insider trading policy prohibits our executive officers and members of our board of directors from engaging in derivative securities transactions, including hedging or other transactions that offset, or are designed to hedge or offset, any decrease in the market value of our equity securities, and from pledging company securities as collateral or holding company securities in a margin account.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, we have considered, among other things, the following factors:

•

our incentive compensation plan reflects a “pay for performance philosophy” that rewards our NEOs and other eligible employees for achievement of performance targets, and historically, we reserve the payment of discretionary bonuses for extraordinary performance and achievement;

•	our equity awards include multi-year vesting schedules requiring long-term employee commitment;

•	we regularly monitor short-term and long-term compensation practices to determine whether management’s objectives are satisfied; and

•

for our Fiscal 2020 Incentive Compensation Plan, we instituted a per person cap of 300% of the target incentive compensation opportunity for each quarter to manage costs and to limit any potential risks related to short-term incentives.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and certain other highly compensated executive officers in any taxable year.

While our compensation committee is mindful of the benefit of being able to fully deduct the compensation paid to our NEOs, our compensation committee believes that we should retain the flexibility to provide compensation to our NEOs that is not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. Our compensation committee intends to continue to compensate our NEOs in a manner consistent with the best interests of our company and our stockholders even if any portion of such compensation is non-deductible.

Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability that the NEO might owe as a result of the application of Sections 280G or 4999 during fiscal 2019, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.

Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options and other stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Report of the Compensation Committee

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, our compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of our board of directors:

Rt Hon Sir John Key (Chair)

John Donovan

Carl Eschenbach

Lorraine Twohill

Fiscal 2020 Summary Compensation Table

The following table presents summary information regarding the compensation paid to, or earned by, our Named Executive Officers for our fiscal year ended July 31, 2020.

Name	Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Nikesh Arora	Chief Executive Officer	2020	666,667	—	—	—	925,000	615,118	(2)	2,206,785
		2019	1,000,000	—	22,374,676	—	500,000	11,163		23,885,839
		2018	155,768	—	59,684,001	65,022,367	206,548	152		125,068,836

Luis Felipe Visoso (3)	Chief Financial Officer	2020	50,820	2,000,000	12,951,110	—	—	957	(4)	15,002,887

Amit Singh	President	2020	750,000	—	4,066,804	—	693,750	21,907	(5)	5,532,461
		2019	562,500	—	21,920,892	24,503,144	187,500	1,718		47,175,754

Lee Klarich	Chief Product Officer	2020	550,000	—	—	—	508,750	1,957	(6)	1,060,707
		2019	550,000	—	10,205,854	40,000,131	220,000	1,957		50,977,942
		2018	531,250	—	8,309,938	—	372,540	1,914		9,215,642

Nir Zuk	Founder and Chief Technology Officer	2020	430,000	—	—	—	372,891	144,495	(7)	947,386
		2019	430,000	—	5,120,710	30,000,053	134,375	13,996		35,699,134
		2018	426,250	—	4,154,969	—	105,625	82,543		4,769,387

Kathleen Bonanno (8)	Former Chief Financial Officer	2020	500,000	—	4,066,804	—	64,600	1,957	(6)	4,633,361
		2019	481,250	—	1,884,820	10,000,018	157,500	1,957		12,525,545
		2018	385,100	—	3,623,671	—	256,298	1,576		4,266,645

(1)

The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the restricted stock units and stock options to purchase shares of our common stock and investment restricted stock units granted to our Named Executive Officers as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock units and stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on September 4, 2020. Note that the amounts reported in these columns do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock units or stock options.

(2)

Represents life insurance premiums of $600, disability insurance premiums of $357, spousal travel and related expenses to an annual vacation award for top sales performers of $24,160 and personal security costs of $590,000.

(3)

Mr. Visoso was appointed our Chief Financial Officer effective July 1, 2020. He received a $2,000,000 bonus upon his hire, which he is required to repay to the Company if he leaves the Company within the first twenty-four months of his hiring. The amounts reported in the Stock Awards column for fiscal 2020 include time-based restricted stock units granted to Mr. Visoso in connection with his appointment as CFO.

(4)	Represents life insurance premiums of $600 and disability insurance premiums of $357.
(5)

Represents life insurance premiums of $450, disability insurance premiums of $268, 401(k) plan matching contributions by our company of $1,000 and spousal travel and related expenses to an annual vacation award for top sales performers of $19,949.

(6)	Represents life insurance premiums of $600, disability insurance premiums of $357, and 401(k) plan matching contributions by our company of $1,000.
(7)

Represents life insurance premiums of $600, disability insurance premiums of $357, spousal travel and related expenses to an annual vacation award for top sales performers of $18,538 and Hart-Scott-Rodino (HSR) filing fees of $125,000.

(8)	Ms. Bonanno resigned as our Chief Financial Officer effective June 30, 2020.

CEO Pay Ratio

Under SEC rules, we are required to provide information regarding the relationship between the annual total compensation of our CEO and the annual total compensation of our median employee. For our last completed fiscal year, which ended July 31, 2020:

•

The median of the annual total compensation of all employees (other than Mr. Arora) of our company and our consolidated subsidiaries in fiscal 2020 was approximately $229,812. This annual total compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, and reflects, among other things, salary, all bonuses earned, commissions, other cash payments, PTO payouts, allowance, employer benefit and 401(k) contribution matches, ESPP purchase gain, and the aggregate “grant date fair value” of equity awards granted during fiscal 2020.

•	Mr. Arora’s annual total compensation, as reported in the Fiscal 2020 Summary Compensation Table included in this Proxy Statement, was $2,206,785.

•	Based on the above, for fiscal 2020, the ratio of Mr. Arora’s annual total compensation to the median of the annual total compensation of all employees was approximately 10 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

The methodology we used to calculate the pay ratio is described below.

•

We determined the median of the annual total compensation of our employees as of May 1, 2020 at which time we (including our consolidated subsidiaries) had approximately 7,903 full-time and part-time employees, including interns, approximately 5,145 of whom are U.S. employees, and approximately 2,758 (or approximately 34% of our total employee population) of who are located outside of the United States. As permitted under the SEC rules, we then determined the median employee as of such date by excluding individuals from certain jurisdictions totaling approximately 1% of our workforce, leaving 7,816 employees in our median analysis. The countries excluded (and the number of employees in each such country) were as follows: Algeria (1), Argentina (3), Chile (6), Colombia (7), Ecuador (1), Egypt (6), Kenya (4), Latvia (1), Lebanon (1), Morocco (3), Nigeria (2), Pakistan (2), Panama (1), Peru (4), the Philippines (16), South Africa (17), Sri Lanka (1), Tunisia (3), Ukraine (1) and Vietnam (7).

•

We then compared the sum of (i) the annual base salary of each of these employees for fiscal 2020, plus (ii) the total annual cash incentive bonus, commission or other cash compensation, as applicable, earned by each of these employees for fiscal 2020 as reflected in our payroll records, plus (iii) the aggregate employer benefit, 401(k) contribution benefits and ESPP purchase gains, plus (iv) the aggregate grant date fair value of equity awards (as determined in accordance with footnote 1 to the Fiscal 2020 Summary Compensation Table) granted to these employees in fiscal 2020, to determine the median employee’s compensation. Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate on May 1, 2020. In determining the median total compensation of all employees, we did not make any cost of living adjustments to the compensation paid to any employee outside the U.S. Using this measure, we identified a “median employee” who is a full-time, salaried employee located in the United States. Initially, a different employee had been identified, but in the process of determining that employee’s total compensation in accordance with applicable SEC rules, we recognized that there were anomalous elements in that employee’s compensation which we believe did not reasonably reflect the annual compensation of our employees generally. Consequently, we identified an employee whose amount for the consistently applied compensation measure was very close to the initial employee, but who did not have such unusual elements.

•

Once we identified our median employee, we estimated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above. With respect to Mr. Arora’s annual total compensation, we used the amount reported in the “Total” column of our Fiscal 2020 Summary Compensation Table.

Fiscal 2020 Grants of Plan-Based Awards

The following table presents information regarding the amount of equity awards granted to our Named Executive Officers during our fiscal year ended July 31, 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Mr. Arora	—	—	1,000,000	3,000,000	—	—	—	—		—	—	—
Mr. Visoso	7/20/20	—	—	—	—	—	—	51,475	(4)	—	—	12,951,110
Mr. Singh	—	—	750,000	2,250,000	—	—	—	—		—	—	—
	10/20/19	—	—	—	—	—	—	19,128	(5)	—	—	4,066,804
Mr. Klarich	—	—	550,000	1,650,000	—	—	—	—		—	—	—
Mr. Zuk	—	—	403,125	1,209,375	—	—	—	—		—	—	—
Ms. Bonanno	—	—	468,750	1,406,250	—	—	—	—		—	—	—
	10/20/19	—	—	—	—	—	—	19,128	(6)	—	—	4,066,804

(1)

Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to target incentive compensation opportunities under the Fiscal 2020 Incentive Compensation Plan and assumes achievement at target levels for our corporate performance measures. For achievement in excess of target, overperformance could be rewarded with a payout of up to an additional 200% of each Named Executive Officer’s target (for a maximum payment of 300% each Named Executive Officer’s target). The actual amounts paid to our Named Executive Officers are set forth in the “Fiscal 2020 Summary Compensation Table” above and the calculation of the actual amounts paid is discussed more fully in the section titled “Discussion of our Fiscal 2020 Executive Compensation Program—Fiscal 2020 Executive Compensation Program Components—Short-Term Cash Incentive Compensation.”

(2)

Represents restricted stock unit awards which were granted under our Palo Alto Networks, Inc. 2012 Equity Incentive Plan (“2012 Plan”). For more information, see the section titled “Discussion of our Fiscal 2020 Executive Compensation Program—Fiscal 2020 Executive Compensation Program Components—Equity Compensation.”

(3)

The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of the restricted stock unit awards granted in fiscal 2020, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock unit awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on September 4, 2020. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock unit awards.

(4)

Represents restricted stock unit awards which were granted upon Mr. Visoso’s hiring as our Chief Financial Officer. One-third (1/3) of the RSUs vest on July 20, 2021; one-fourth (1/4) of the RSUs vest during the second year in four equal quarterly increments; one-fourth (1/4) of the RSUs vest during the third year in four equal quarterly increments; and one-sixth (1/6) of the RSUs vest during the fourth year in four equal quarterly increments, subject to Mr. Visoso continuing to be employed with us through each vesting date.

(5)

Vested as to 1/16th of the shares on January 20, 2020 and as to the remaining shares in equal quarterly increments thereafter until October 20, 2023, subject to Mr. Singh continuing to be employed with us through each vesting date.

(6)	Vested as to 1/16th of the shares on January 20, 2020, April 20, 2020 and July 20, 2020. The remaining shares were forfeited due to Ms. Bonanno’s resignation.

Fiscal 2020 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding stock options and other equity awards held by our Named Executive Officers as of July 31, 2020.

Named Executive Officer	Grant Date		Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Stock Awards— Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards— Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Mr. Arora	7/31/2019	(2)	—	—	—	—	32,371	8,284,386
	7/31/2019	(3)	—	—	—	—	46,387	11,871,361
	6/7/2018	(4)	—	—	—	—	141,856	36,303,788
	6/18/2018	(5)	—	—	—	—	47,824	12,239,118
	6/7/2018	(6)	—	1,158,100	198.50	12/6/25	—	—
Mr. Visoso	7/20/2020	(7)	—	—	—	—	51,475	13,173,482
Mr. Singh	10/20/2019	(8)	—	—	—	—	15,542	3,977,509
	7/31/2019	(9)	—	—	—	—	23,542	6,024,869
	7/31/2019	(3)	—	—	—	—	26,989	6,907,025
	11/2/2018	(10)	—	—	—	—	21,591	5,525,569
	11/2/2018	(11)	—	434,145	184.24	5/1/26	—	—
Mr. Klarich	7/31/2019	(12)	—	—	—	—	16,553	4,236,244
	7/31/2019	(3)	—	—	—	—	21,085	5,396,073
	10/20/2018	(11)	—	670,693	193.51	4/19/26	—	—
	10/20/2017	(13)	—	—	—	—	5,208	1,332,831
	10/20/2017	(14)	—	—	—	—	5,495	1,406,280
	10/20/2016	(15)	—	—	—	—	1,847	472,684
	10/20/2016	(16)	—	—	—	—	1,009	258,223
Mr. Zuk	7/31/2019	(12)	—	—	—	—	8,276	2,117,994
	7/31/2019	(3)	—	—	—	—	10,542	2,697,909
	10/20/2018	(11)	—	503,019	193.51	4/19/26	—	—
	10/20/2017	(17)	—	—	—	—	4,340	1,110,693
	10/20/2017	(18)	—	—	—	—	4,579	1,171,858
	10/20/2016	(19)	—	—	—	—	1,215	310,943
	10/20/2016	(20)	—	—	—	—	664	169,931
	1/21/2013		15,000	—	55.36	1/20/23	—	—
Ms. Bonanno(21)	—		—	—	—	—	—	—

(1)

The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing market price of our common stock on the NYSE on July 31, 2020 (the last trading day of our fiscal year), which was $255.92 per share.

(2)

This restricted stock unit award vests as to 1/12th of the restricted stock units on September 7, 2019 and the remaining restricted stock units shall vest in equal increments each quarter thereafter with full vesting occurring on June 7, 2022.

(3)

After achievement of a specified performance metric, this performance-based stock unit award vests as to one-third of the shares that have become eligible to vest on October 20, 2020, as to one-third of the shares that have become eligible to vest on October 20, 2021 and as to one-third of the shares that have become eligible to vest on October 20, 2022.

(4)

This restricted stock unit award vested as to 1/7th of the restricted stock units on June 7, 2019 and the remaining restricted stock units shall vest in equal increments each quarter thereafter with full vesting occurring on June 7, 2025.

(5)

This restricted stock unit award vested as to 25% of the restricted stock units on June 18, 2019 and the remaining restricted stock units shall vest in equal increments each quarter thereafter with full vesting occurring on June 18, 2022.

(6)

This PSO is subject to performance-based vesting. This PSO has a per share exercise price of $198.50 (the “Baseline Price”). Shares subject to the PSO become eligible to vest (the “Eligible Option Shares”) upon achievement of certain stock price targets as set forth in the table below. The performance-based vesting requirement will make the PSOs eligible to vest in four tranches once the stock price meets the achievement hurdle for 30 consecutive trading days during the period set forth below. To the extent that Stock Price Achievements for this PSO have been met, one-fourth (1/4th) of the Eligible Option Shares will vest annually on each anniversary of the PSO’s grant date, subject to Mr. Arora’s continued service through each vesting date. Upon a “Change in Control” (as described below in the section entitled “—Executive Employment Agreements” and “—Potential Payments Upon Termination or Change in Control”) the price payable to our stockholders at the closing of the transaction will be the final Stock Price Achievement.

% of PSO becoming Eligible Option Shares	Stock Price Achievement	Time to Achieve	Expiration of Option
25%	More than 150% of Baseline Price	4 years	7 years
25%	More than 200% of Baseline Price	5 years	7 years
25%	More than 250% of Baseline Price	6 years	7 years
25%	More than 300% of Baseline Price	7 years	7.5 years

(7)

This restricted stock unit award vests as to 1/3 of the restricted stock units on June 20, 2021; 1⁄4 of the restricted stock units quarterly thereafter through June 20, 2022; 1⁄4 of the restricted stock units quarterly thereafter through June 20, 2023 and as to the remaining restricted stock units in equal quarterly increments thereafter until June 20, 2024, subject to Mr. Visoso’s continued service through each vesting date.

(8)

This restricted stock unit award vested as to 1/16th on January 20, 2020 and the remaining restricted stock units shall vest in equal increments each quarter thereafter with full vesting occurring on October 20, 2023.

(9)

This restricted stock unit award vests as to 1/12th of the restricted stock units on February 20, 2020 and the remaining restricted stock units shall vest in equal increments each quarter thereafter with full vesting occurring on November 20, 2022.

(10)

This restricted stock unit award vests as to as to 40% of the restricted stock units on November 2, 2019; as to 30% of the restricted stock units in four equal quarterly installments through November 2, 2020; as to 20% of the restricted stock units in four equal quarterly installments through November 2, 2021 and as to 10% of the restricted stock units in four equal quarterly installments through November 2, 2022.

(11)

This stock option is subject to performance-based vesting. See “—Fiscal 2020 Executive Compensation Program Components—Equity Compensation—Fiscal 2020 PSOs” for a description of the performance metrics.

(12)

This restricted stock unit award vests as to 1/12th of the restricted stock units on January 20, 2020 and the remaining restricted stock units shall vest in equal increments each quarter thereafter with full vesting occurring on October 20, 2022.

(13)

This restricted stock unit award vested as to 25% of the restricted stock units in equal quarterly increments until October 20, 2018, will vest as to 37.5% of the restricted stock units in equal quarterly increments thereafter until October 20, 2019, as to 25% of the restricted stock units in equal quarterly increments thereafter until October 20, 2020, and as to 12.5% of the restricted stock units in equal quarterly increments thereafter with full vesting on October 20, 2021.

(14)

After achievement of a specified performance metric, this performance-based stock unit award vested as to 25% of the units that have become eligible to vest in equal quarterly increments until October 20, 2018, then will vest as to 37.5% of the units that have become eligible to vest in equal quarterly increments thereafter until October 20, 2019, as to 25% of the units that have become eligible to vest in equal quarterly increments thereafter until October 20, 2020, and as to 12.5% of the units that have become eligible to vest in equal quarterly increments thereafter with full vesting on October 20, 2021.

(15)

This restricted stock award vested as to 12% of the shares on October 20, 2017, vested as to 12% of the shares in equal quarterly increments thereafter until October 20, 2018 and the remaining shares thereafter will vest in equal quarterly increments thereafter with full vesting on October 20, 2020.

(16)

This performance stock award vested as to 12% of the shares that became eligible to vest on October 20, 2017, vested as to 12% of the shares that became eligible to vest in equal quarterly increments thereafter until October 20, 2018 and then the remaining shares that became eligible to vest thereafter will vest in equal quarterly increments thereafter with full vesting on October 20, 2020.

(17)

This restricted stock unit award vested as to 1/16th of the restricted stock units on January 20, 2018 and the remaining restricted stock units shall vest in equal increments each quarter thereafter with full vesting occurring on October 20, 2021.

(18)

After achievement of a specified performance metric, this performance-based stock unit award vested as to 1/16th of the units that have become eligible to vest on January 20, 2018 and the remaining units that have become eligible to vest will vest in equal increments each quarter thereafter with full vesting occurring on October 20, 2021.

(19)

This restricted stock award vested as to 1/8th of the shares on October 20, 2017; 1/8th of the shares vested in equal increments each quarter in the second year; and the remaining shares will vest in equal increments each quarter thereafter with full vesting occurring on October 20, 2020.

(20)

After achievement of a specified performance metric, this restricted stock award vested as to 1/8th of the shares that have become eligible to vest on October 20, 2017; 1/8th of the shares that have become eligible to vest have vested in equal increments each quarter in the second year; and the remaining shares that have become eligible to vest will vest in equal increments each quarter thereafter with full vesting occurring on October 20, 2020.

(21)	Ms. Bonanno resigned from the Company on July 31, 2020 and any outstanding equity awards were forfeited and are no longer outstanding as of that date.

Fiscal 2020 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and the vesting of stock awards by our Named Executive Officers during our fiscal year ended July 31, 2020.

Named Executive Officer	Option Awards— Number of Shares Acquired on Exercise (#)	Option Awards— Value Realized on Exercise ($)	Stock Awards— Number of Shares Acquired on Vesting (#)	Stock Awards— Value Realized on Vesting ($) (1)
Mr. Arora	—	—	70,123	14,642,630
Mr. Visoso	—	—	—	—
Mr. Singh	—	—	35,925	8,145,317
Mr. Klarich	—	—	33,903	7,636,899
Mr. Zuk	—	—	17,936	4,051,599
Ms. Bonanno	—	—	16,996	3,843,693

(1)	Based on the market price of our company’s common stock on the vesting date, multiplied by the number of shares vested.

We did not sponsor any defined benefit pension or other actuarial plan for our Named Executive Officers during our fiscal year ended July 31, 2020.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during our fiscal year ended July 31, 2020.

Executive Employment Agreements

We have entered into employment offer letters with each of our Named Executive Officers (other than Mr. Zuk) in connection with his or her commencement of employment with us.

In December 2011, we entered into confirmatory new employment agreements with Messrs. Klarich and Zuk to achieve consistency in the employment terms and conditions of our then-serving executive officers.

Each of our Named Executive Officers is eligible to receive certain severance payments and/or benefits in connection with his or her termination of employment under various circumstances, including following a change in control, pursuant to written severance and change in control arrangements.

For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and/or benefits payable to our Named Executive Officers under these arrangements, see the description below and the section titled “—Potential Payments Upon Termination or Change in Control” below. The estimated potential severance payments and/or benefits payable to each Named Executive Officer in the event of termination of employment as of July 31, 2020, pursuant to the arrangements under the employment agreements, are described below.

The actual amounts that would be paid or distributed to our Named Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and/or benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Named Executive Officer’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and/or benefits to our Named Executive Officers in connection with a termination of employment under particular circumstances, we or an acquirer may mutually agree with the Named Executive Officers on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each Named Executive Officer would also be able to exercise any previously-vested stock options that he or she held. For more information about the Named Executive Officers outstanding equity awards as of July 31, 2020, see the section titled “—Fiscal 2020 Outstanding Equity Awards at Fiscal Year-End.”

Along with the severance payments and/or benefits described in a Named Executive Officer’s individual severance and change in control arrangement, they are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Termination of Employment Unrelated to a Change in Control

Mr. Arora. In the event of an involuntary termination of employment (a termination of employment by us without “cause”), at any time before a “change in control” or more than 12 months following a “change in control,” provided that he executes an appropriate release and waiver of claims, Mr. Arora will be entitled to receive:

•	continued payment of his then-current base salary for a period of 12 months and reimbursement of 12 months of COBRA premiums; and

•	accelerated vesting of the Time-Based RSUs, Investment RSUs and Eligible Option Shares for shares that would vest through the date 12 months after termination of employment.

Mr. Singh. In the event of an involuntary termination of employment (a termination of employment by us without “cause”), at any time before a “change in control” or more than 12 months following a “change in control,” provided that he executes an appropriate release and waiver of claims, Mr. Singh will be entitled to receive:

•	continued payment of his then-current base salary for a period of nine months, 75% of his target incentive compensation for that fiscal year and reimbursement of nine months of COBRA premiums; and

•	accelerated vesting of the Time-Based RSUs, Eligible Options Shares and any other unvested time-based equity awards that would vest through the date nine months after termination of employment.

Mr. Visoso. In the event of an involuntary termination of employment (a termination of employment by us without “cause”), at any time before a “change in control” or more than 12 months following a “change in control,” provided that he executes an appropriate release and waiver of claims, Mr. Visoso will be entitled to receive a lump sum payment equal to 12 months of his then current base salary.

Termination of Employment—Other Named Executive Officers. None of the remaining Named Executive Officers are eligible to receive any specific payments or benefits in the event of an involuntary termination of employment unrelated to a change in control.

Termination of Employment in Connection with a Change in Control

Mr. Arora. In the event of an involuntary termination of employment (a termination of employment by us or our successor without “cause or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that he executes an appropriate release and waiver of claims, Mr. Arora will be entitled to receive:

•	a lump sum payment equal to his then-current annual base salary;

•	100% of his incentive compensation for that fiscal year;

•	reimbursement of 12 months of COBRA premiums;

•

accelerated vesting of his time-based RSUs and Investment RSUs as to the greater of: (x) 50% of unvested shares or (y) shares that would vest through the date 24 months after termination of employment; and

•	accelerated vesting of 100% of his Eligible Option Shares subject to the Performance Option

Mr. Singh. In the event that there is a “change in control” of us, and we or our successor terminates Mr. Singh’s employment other than for “cause” or Mr. Singh terminates his employment for “good reason”, in either case upon or within 12 months following a “change of control,” provided that he executes an appropriate release and waiver of claims, Mr. Singh will be entitled to receive:

•	a lump sum payment equal to his then-current annual base salary, 100% of his incentive compensation for that fiscal year and reimbursement of 12 months of COBRA premiums;

•	accelerated vesting of the Time-Based RSUs, and any other then unvested time-based equity awards, equal to the shares that would vest through the date 24 months after termination of employment; and

•	accelerated vesting of any unvested Eligible Option Shares subject to the Performance Option equal to the shares that would vest through the date 24 months after termination of employment.

Messrs. Klarich and Zuk. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, provided that they each execute an appropriate release and waiver of claims, Messrs. Klarich and Zuk will each be entitled to receive:

•	a lump sum cash payment equal to 12 months of his base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of his target incentive payment for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	accelerated vesting of the greater of (i) 12 months vesting of his then outstanding time-based equity awards, or (ii) 50% of his then outstanding, time-based equity awards.

Mr. Visoso. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that he executes an appropriate release and waiver of claims, Mr. Visoso will be entitled to receive:

•	a lump sum cash payment equal to his annual base salary as in effect as of the date of termination; and

•	12 months of accelerated vesting of his then-outstanding, time-based equity awards.

Applicable Definitions. Generally, for purposes of the foregoing provisions, a “change in control” means:

•	the sale or other disposition of all or substantially all of our assets;

•

any sale or exchange of our capital stock by stockholders in a transaction or series of related transactions where more than 50% of the outstanding voting power of our company is acquired by a person or entity or group of related persons or entities;

•

any reorganization, consolidation, or merger of our company where our outstanding voting securities immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent organization) immediately after the transaction; or

•	the consummation of the acquisition of 51% or more of our outstanding stock pursuant to a tender offer validly made under any state or federal law (other than a tender offer by us).

Generally, for purposes of the foregoing provisions, “cause” is limited to:

•	conviction of any felony or any crime involving moral turpitude or dishonesty;

•	participation in intentional fraud or an act of willful dishonesty against us;

•	willful breach of our policies that materially harms us;

•	intentional damage of a substantial amount of our property;

•	willful and material breach of the Named Executive Officer’s employment offer letter, employment agreement or his employee invention assignment and confidentiality agreement; or

•

a willful failure or refusal in a material respect to follow the lawful, reasonable policies or directions of us as specified by our board of directors or Chief Executive Officer after being provided with notice of such failure, which failure is not remedied within 30 days after receipt of written notice from us.

Generally, for purposes of the foregoing provisions, “good reason” means a resignation within 12 months following the occurrence, without the Named Executive Officer’s written consent, of one or more of the following:

•	there is a material reduction in the Named Executive Officer’s authority, status, obligations, or responsibilities;

•

there is a reduction in the Named Executive Officer’s total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of our employees pursuant to a directive of our board of directors;

•	any failure by us to pay the Named Executive Officer’s base salary; or

•	the relocation of the principal place of our business to a location that is more than a specified number of miles further away from the Named Executive Officer’s home than our current location.

A resignation for “good reason” will not be deemed to have occurred unless the Named Executive Officer gives us written notice of one of the above conditions within 90 days of its occurrence, and we fail to remedy the condition within 30 days of receipt of such notice.

Potential Payments Upon Termination or Change in Control

Termination of Employment Unrelated to a Change in Control

			Value of Accelerated Equity Awards ($)		Value of Continued Health Care Coverage Premiums ($)
Named Executive Officer	Salary Continuation ($)	Target Annual Cash Bonus ($)	Restricted Stock and Restricted Stock Units (1)	Options (2)		Total ($)
Mr. Arora	1,000,000	—	21,109,305	—	30,538	22,139,843
Mr. Visoso	600,000	—	—	—	—	600,000
Mr. Singh	562,500	562,500	7,268,000	—	22,903	8,415,903

(1)

The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock awards and restricted stock unit awards. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards at July 31, 2020, that would become vested by (ii) $255.92 (the closing market price of our common stock on the NYSE on July 31, 2020, the last trading day in the fiscal year ended July 31, 2020).

(2)	As of July 31, 2020, there were no Eligible Option Shares because the Stock Price Achievements have not been met.

Termination of Employment in Connection with a Change in Control

	Salary Continuation ($)	Target Annual Cash Bonus ($)	Value of Accelerated Equity Awards ($)		Value of Continued Health Care Coverage Premiums ($)	Total ($)
Named Executive Officer			Restricted Stock and Restricted Stock Units (1)	Options (2)
Mr. Arora	1,000,000	1,000,000	42,262,117	—	30,538	44,292,655
Mr. Visoso	600,000	—	4,391,161	—	—	4,991,161
Mr. Singh	750,000	750,000	14,266,260	—	30,538	15,796,798
Mr. Klarich	550,000	550,000	6,761,240	—	30,538	7,891,778
Mr. Zuk	430,000	430,000	4,181,037	—	30,538	5,071,575

(1)

The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock awards and restricted stock unit awards. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards at July 31, 2020, that would become vested by (ii) $255.92 (the closing market price of our common stock on the NYSE on July 31, 2020, the last trading day in the fiscal year ended July 31, 2020).

(2)	As of July 31, 2020, there were no Eligible Option Shares because the Stock Price Achievements have not been met.

Equity Compensation Plan Information

The following table provides information as of July 31, 2020, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	9,796,841	$185.38	14,775,514
Equity compensation plans not approved by stockholders	191,619	—	—

Total	9,988,460		14,775,514

(1)

Includes the following plans: the 2012 Plan, 2005 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 Plan provides that on the first day of each fiscal year beginning with fiscal year 2014, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) 8,000,000 shares of common stock, (ii) four and one half percent (4.5%) of the aggregate number of shares of common stock outstanding on the last day of the preceding fiscal year, or (iii) such number of shares that may be determined by our board of directors. Our 2012 ESPP provides that on the first day of each fiscal year beginning with fiscal year 2014 the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) 2,000,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.

(2)	The weighted average exercise price does not take into account outstanding restricted stock, PSUs or RSUs, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2020 for:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 94,782,123 shares of our common stock outstanding at September 30, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable (or issuable upon vesting of restricted stock units or performance stock unit awards) within 60 days of September 30, 2020. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
The Vanguard Group (1)	8,811,876	9.3%
BlackRock, Inc. (2)	5,638,604	5.9%
Renaissance Technologies (3)	5,662,451	6.0%
Named Executive Officers and Directors:
Nikesh Arora (4)	211,175	*
Mark D. McLaughlin (5)	268,401	*
Amit Singh (6)	36,167	*
Kathleen Bonanno (7)	7,891	*
Luis Felipe Visoso	0	*
Lee Klarich (8)	248,090	*
Nir Zuk (9)	1,008,831	1.1%
Asheem Chandna (10)	113,457	*
John M. Donovan (11)	44,156	*
Carl Eschenbach (12)	5,358	*
James J. Goetz (13)	168,259	*
Rt Hon Sir John Key (14)	2,208	*
Mary Pat McCarthy (15)	11,690	*
Lorraine Twohill (16)	1,629	*
Daniel J. Warmenhoven (17)	29,439	*
All current directors and executive officers as a group (15 Persons) (18)	2,155,115	2.3%

*	Represents beneficial ownership of less than one percent (1%).
(1)

According to a Schedule 13G/A filed with the SEC on February 12, 2020, (i) The Vanguard Group, Inc. (“Vanguard”), as investment advisor, has sole voting power with respect to 76,647 of the reported shares, shared voting power with respect to 27,273 of the reported shares, sole dispositive power with respect to 8,716,280 of the reported shares and shared dispositive power with respect to 95,596 of the reported shares; (ii) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 42,943 shares of the reported shares as a result of its serving as investment manager of collective trust accounts; and (iii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 84,775 shares of the reported shares as a result of its serving as investment manager of Australian investment offerings. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

According to a Schedule 13G/A filed with the SEC on February 10, 2020, BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 4,983,861 of the reported shares, and sole dispositive power with respect to 5,638,604 of the reported shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)

According to a Schedule 13G filed with the SEC on February 12, 2020, Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holding Company (“RTHC”) (because of RTHC’s majority ownership of RTC) have sole voting power with respect to 5,662,451 of the reported shares, and sole dispositive power with respect to 5,662,451of the reported shares. The address of RTC and RTHC is 800 Third Avenue, New York, NY 10022.

(4)

Consists of (i) 197,159 shares held of record by Mr. Arora and (ii) 14,016 shares of common stock issuable upon the vesting of performance stock unit awards within 60 days of September 30, 2020. Although they are early-exercisable, PSOs were not included because the performance criteria have not been met.

(5)

Consists of (i) 65,582 shares held of record by Mr. McLaughlin, of which 4,697 shares were issued pursuant to restricted stock awards and performance stock awards and remained subject to further vesting within 60 days of September 30, 2020; (ii) 197,469 shares held of record by the Mark McLaughlin Revocable Living Trust; and (iii) 5,350 shares of common stock issuable upon the vesting of restricted stock units and performance stock unit awards within 60 days of September 30, 2020.

(6)

Consists of (i) 20,863 shares held of record by Mr. Singh and (ii) 15,304 shares of common stock issuable upon the vesting of restricted stock units and performance stock unit awards within 60 days of September 30, 2020. Although they are early-exercisable, PSOs were not included because the performance criteria have not been met.

(7)

Ms. Bonanno is no longer employed by the Company. According to SEC filings and the Company’s records at the time of Ms. Bonanno’s departure, the reported amount consists of 7,891 shares held of record by Ms. Bonanno.

(8)

Consists of (i) 236,312 shares held of record by Mr. Klarich, of which 2,856 shares were issued pursuant to restricted stock awards and performance stock awards and remained subject to further vesting within 60 days of September 30, 2020; and (ii) 11,778 shares that are issuable upon the vesting of restricted stock units, and performance stock unit awards within 60 days of September 30, 2020. Although they are early-exercisable, PSOs were not included because the performance criteria have not been met.

(9)

Consists of (i) 896,304 shares held of record by Mr. Zuk, of which 1,879 shares were issued pursuant to restricted stock awards and performance stock awards and remained subject to further vesting within 60 days of September 30, 2020; (ii) 91,638 shares held by the Cliff Family Trusts, for which Mr. Zuk serves as a trustee; (iii) 15,000 shares that are issuable pursuant to stock options exercisable within 60 days of September 30, 2020; and (iv) 5,889 shares that are issuable upon the vesting of restricted stock units and performance stock unit awards within 60 days of September 30, 2020. Although they are early-exercisable, PSOs were not included because the performance criteria have not been met.

(10)	Consists of 9,425 shares held of record by Mr. Chandna and (ii) 104,032 shares held of record by the Chandna Family Revocable Trust DTD 4/13/98.
(11)	Consists of (i) 24,668 shares held of record by Mr. Donovan; and (ii) 19,488 shares held of record by SRJ Norway Partners LP, for which Mr. Donovan serves as the general partner.
(12)	Consists of 5,358 shares held of record by Mr. Eschenbach.

(13)	Consists of (i) 153,645 shares held of record by Mr. Goetz; and (ii) 14,614 shares held of record by the Goetz Children’s Trust 4/24/1998.
(14)	Consists of (i) 1,864 shares held of record by the Rt Hon Sir John Key; and (ii) 344 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2020.
(15)	Consists of 11,690 shares held of record by Ms. McCarthy.
(16)	Consists of (i) 1,285 shares held of record by Ms. Twohill; and (ii) 344 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2020.
(17)

Consists of (i) 327 shares held of record by Mr. Warmenhoven and (ii) 29,112 shares held of record by Mr. Warmenhoven as Trustee of the Dan Warmenhoven Tr Ua 12/16/1987 The Warmenhoven 1987 Revocable Trust.

(18)

Consists of (i) 2,084,347 shares beneficially owned by the current directors and executive officers, of which 9,432 were issued pursuant to restricted stock awards and performance stock awards and remained subject to further vesting within 60 days of September 30, 2020; (ii) 15,000 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2020; and (iii) 55,768 shares of common stock issuable upon the vesting of restricted stock units and performance stock unit awards within 60 days of September 30, 2020.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, nominees for director, executive officers, or beneficial holders of more than 5% of any class of our outstanding capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain current and former executive officers. See the section titled “Discussion of our Fiscal 2020 Executive Compensation Program—Executive Employment Agreements.”

We have also entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Transactions with AT&T Inc., Anaplan, Inc., Google Inc., Sequoia Operations LLC and Zoom Video Communications, Inc.

Mr. Donovan, one of our independent directors, was an executive officer at AT&T until October 1, 2019. Since the beginning of our last fiscal year through October 15, 2020, both directly and through our channel partners, we have sold an aggregate of approximately $55.9 million of products and services to AT&T, all in arm’s length transactions. Mr. Calderoni, one of our independent directors until December 9, 2019, is an executive officer at Anaplan. Since the beginning of our last fiscal year through October 15, 2019, both directly and through our channel partners, we have sold an aggregate of approximately $1.4 million of products and services to Anaplan and have purchased an aggregate of approximately $0.6 million of Anaplan products and services, all in arm’s length transactions. Mr. Ramaswamy, one of our independent directors until December 9, 2019, was an executive at Google until October 2018 and Ms. Twohill, one of our independent directors, is currently an executive at Google. Since the beginning of our last fiscal year through October 15, 2020, both directly and through our channel partners, we have sold an aggregate of approximately $21.8 million of products and services to Google and have purchased an aggregate of approximately $119.1 million of Google products and services, all in arm’s length transactions. Messrs. Eschenbach and Goetz, each an independent director, are a member and partner, respectively, of Sequoia. Since the beginning of our last fiscal year through October 15, 2020, both directly or through our channel partners, we have sold an aggregate of approximately $0.1 million of products and services to Sequoia Capital, all in arm’s length transactions. Mr. Arora, our CEO and Chair of the Board, became an advisor to Zoom Video Communications, Inc. (“Zoom”) in June 2020. Since the beginning of our last fiscal year through October 15, 2020, both directly and through our channel partners, we have sold an aggregate of approximately $13.2 million of products and services to Zoom and have purchased an aggregate of $1.3 million of Zoom products and services, all in arm’s length transactions.

Additionally, none of Ms. Twohill or Messrs. Arora, Donovan, Calderoni, Ramaswamy, Eschenbach or Goetz take part in (or took part in, if he has resigned) discussion of transactions with us and (a) Google for Ms. Twohill and Mr. Ramaswamy, (b) Zoom for Mr. Arora, (c) AT&T for Mr. Donovan, (d) Anaplan for Mr. Calderoni, or (e) Sequoia for Messrs. Eschenbach and Goetz, when such transactions are reviewed by our audit committee or board of directors. AT&T’s purchases of our products and services, which totaled $55.9 million since the beginning of our last fiscal year through October 15, 2020, are not material to either us or AT&T. All transactions with AT&T, Anaplan, Google, Sequoia and Zoom are subject to our rigorous related party transactions review process and policy, as further described below.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $500,000 or 2% of our company’s total annual revenues, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally. In addition, it is our policy that directors interested in a related person transaction will recuse themselves from any discussion or vote on a related person transaction in which they have an interest. Each of the transactions described was approved in compliance with such policy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of filed reports or written representations from certain Reporting Persons relating to fiscal 2020, the Company believes that all reports were filed on a timely basis, except that an acquisition of shares was reported late on a Form 5 filed on behalf of Daniel J. Warmenhoven.

Fiscal Year 2020 Annual Report and SEC Filings

Our financial statements for our fiscal year ended July 31, 2020, are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.paloaltonetworks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054.

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The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California
October 20, 2020

PALO ALTO NETWORKS, INC. 3000 TANNERY WAY SANTA CLARA, CA 95054
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time on December 8, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/PANW2020
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on December 8, 2020. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D25795-P44879
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PALO ALTO NETWORKS, INC.
The Board of Directors recommends you vote FOR proposals 1, 2, and 3.
1. Election of Class III Directors
Nominees:
1a. Nikesh Arora
1b. Carl Eschenbach
1c. Lorraine Twohill
For Withhold
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2021.
3. To approve, on an advisory basis, the compensation of our named executive officers.
For Against Abstain
NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
D25796-P44879
PROXY
PALO ALTO NETWORKS, INC. Proxy For Annual Meeting of Stockholders December 9, 2020 at 10:00 AM
The undersigned stockholder of Palo Alto Networks, Inc., a Delaware corporation (“Palo Alto Networks”), hereby appoints Nikesh Arora and Luis Felipe Visoso, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Palo Alto Networks to be held on December 9, 2020 at 10:00 a.m. Pacific Standard Time virtually via a live webcast at www.virtualshareholdermeeting.com/PANW2020 and at any adjournment or postponement thereof, and to vote all shares of common stock of Palo Alto Networks held of record by the undersigned at the close of business on October 13, 2020, as hereinafter specified upon the proposals on the reverse side.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PALO ALTO NETWORKS. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES, AND “FOR” PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
Continued and to be signed on reverse side